UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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American Outdoor Brands Corporation

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AMERICAN OUTDOOR BRANDS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 24, 2019

The Annual Meeting of Stockholders of American Outdoor Brands Corporation, a Nevada corporation, will be held at 12:00 p.m., Eastern Time, on Tuesday, September 24, 2019. The Annual Meeting of Stockholders will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting of Stockholders, vote, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2019 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting of Stockholders will be held for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2019 (“say-on-pay”).

3.                 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2020.

4.                 To vote upon a stockholder proposal, if properly presented at the meeting.

5.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on July 31, 2019 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote electronically during the meeting. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet, by telephone or by mail by following the instructions on the proxy card. You may vote electronically during the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 16, 2019

AMERICAN OUTDOOR BRANDS CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of American Outdoor Brands Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time, on Tuesday, September 24, 2019, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting of Stockholders will be a virtual meeting. You will be able to attend the Annual Meeting of Stockholders during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2019 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

These proxy solicitation materials were first released on or about August 16, 2019 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 24, 2019. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2019 Annual Report for the fiscal year ended April 30, 2019, are available at www.proxyvote.com.

How Does the Board of Directors Recommend That You Vote

The Board of Directors recommends that you vote as follows:

•	FOR the election of each of the nominee directors (Proposal One);

•	FOR the advisory vote on the compensation of our named executive officers for fiscal 2018 (Proposal Two);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2020 (Proposal Three); and

•	AGAINST approval of the stockholder proposal (Proposal Four).

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on July 31, 2019, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 54,820,526 shares of our common stock. Each stockholder voting at the meeting, either electronically during the meeting or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

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VOTING AND OTHER MATTERS

If, on July 31, 2019, your shares were registered directly in your name with our transfer agent, Issuer Direct Corporation, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting. Alternatively, you may vote by proxy over the Internet as instructed on the enclosed proxy card, by mail by filling out and returning the accompanying proxy card, or by telephone as instructed on the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed on the enclosed proxy card, by mail by filling out and returning the enclosed proxy card, or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote electronically during the meeting.

If, on July 31, 2019, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares electronically during the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

How to Attend the Meeting; Asking Questions

You are entitled to attend the meeting only if you were a stockholder of record at the close of business on July 31, 2019, which we have set as the record date, or you hold a valid proxy for the meeting. You may attend the meeting by visiting www.virtualshareholdermeeting.com/AOBC2019 and using your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to enter the meeting. If, on July 31, 2019, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and you will be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Stockholders who wish to submit a question for the meeting may do so live during the meeting at www.virtualshareholdermeeting.com/AOBC2019.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast electronically during the meeting or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Required Vote

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required for the election of each director nominee, to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2020, and to approve the stockholder proposal. The

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VOTING AND OTHER MATTERS

advisory vote on the compensation of our named executive officers for fiscal 2019 (“say-on-pay”) is non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2020. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the stockholder proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, and the stockholder proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of shares voted “for” a nominee for election to our Board of Directors or any other proposal exceeds the number of shares voted “against” such nominee or other proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, abstentions and broker non-votes will have no effect on the election of directors, the say-on-pay proposal, the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2020, or the stockholder proposal, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

In accordance with our director resignation policy, an incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. Our Board of Directors, upon recommendation of the Nominations and Corporate Governance Committee, will make a determination as to whether to accept or reject the offered resignation within 90 days after the stockholder vote. A director whose offered resignation is under consideration will abstain from any decision or recommendation regarding the offered resignation, but will otherwise continue to serve as a director until our Board of Directors makes its determination regarding the offered resignation. We will publicly disclose our Board of Directors’ decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC.

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VOTING AND OTHER MATTERS

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the nine director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2019, (3) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2020, and (4) “against” the stockholder proposal. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting electronically during the meeting (as provided under “Stockholders Entitled to Vote; Record Date; How to Vote”). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

We have retained Morrow Sodali, a proxy solicitation firm, to perform various solicitation services in connection with the Annual Meeting of Stockholders. We will pay Morrow Sodali a fee not to exceed $10,000, plus phone and other related expenses, in connection with its solicitation services. Morrow Sodali has engaged approximately 15 of its employees to assist us in connection with the solicitation of proxies.

Annual Report and Other Matters

Our 2019 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2019 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

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PROPOSAL ONE – ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors is currently fixed at ten. Our Board has fixed the number of directors at nine effective immediately following the retirement of Robert H. Brust from the Board and prior to the Annual Meeting of Stockholders. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of 9 directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	72	Chairman of the Board (1)(2)
Robert L. Scott	73	Vice Chairman of the Board (2)
P. James Debney	51	President, Chief Executive Officer, and Director
Anita D. Britt	56	Director (3)
John B. Furman	75	Director (1)(3)
Gregory J. Gluchowski, Jr.	54	Director (1)(2)
Michael F. Golden	65	Director
Mitchell A. Saltz	66	Director
I. Marie Wadecki	70	Director (1)(2)(3)

(1)	Member of the Compensation Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit has been since December 2015 Vice Chairman of the Board of That’s Eatertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and served as a director of that company or its predecessors from June 2011 until July 2019. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal,

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regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our Board of Directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Anita D. Britt has served as a director of our company since February 2018. Ms. Britt served as Chief Financial Officer for Perry Ellis International, Inc., a publicly traded apparel company, from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance, for Jones Apparel Group, Inc., an apparel company. Ms. Britt has served as a member of the Board of Directors since 2018 and is a member of the Audit Committee and the

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Corporate Governance Committee of Delta Apparel, Inc., a New York Stock Exchange-listed designer, manufacturer, and marketer of lifestyle basics and branded active wear apparel, headwear, and related accessory products. Ms. Britt previously served on the Board of Trustees and Finance Committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accounts, and the National Association of Corporate Directors. We believe Ms. Britt’s extensive financial leadership at a number of public and private companies and her extensive experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange- listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Gregory J. Gluchowski, Jr. has served as a director of our company since June 2015. Mr. Gluchowski has since September 2015 served as the President and Chief Executive Officer of The Hillman Group, Inc., a leading provider of hardware solutions focused on industry leading sales and service. Prior to his role with Hillman, Mr. Gluchowski served for six years as President of the $1.2 billion Hardware and Home Improvement (HHI) division of Spectrum Brands Holdings, Inc. and a former division of Stanley Black and Decker. Mr. Gluchowski was Vice President, Global Operations of Black & Decker Corporation from October 2005 to December 2009; General Manager, Mexican Operations & Director North American Operations from March 2003 to September 2005; and General Manager, Kwikset Waynesboro Operation from January 2002 to June 2003. Prior to joining Black & Decker Corporation, Mr. Gluchowski served in various executive leadership positions with Phelps Dodge Corporation — Wire & Cable Group from 1988 to 2001, with his most recent position being Senior Vice President, Customer Satisfaction. Since July 2017, Mr. Gluchowski has served as a member of the Board of Directors of Milacron Holdings Corp., a New York Stock Exchange-listed industrial technology company serving the plastics processing industry. We believe Mr. Gluchowski’s extensive experience in consumer-focused, high-volume manufacturing companies and his executive

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leadership of global businesses with over 7,000 employees provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden served as Interim Chief Executive Officer of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single source provider of recycling and environment-related programs, services and information, from October 2015 to February 2016. Mr. Golden has served on its board of directors since October 2012 and serves as Chairman of the Compensation Committee and a member of the Strategic Planning Committee. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing, and serves as a member of the Nominating/Corporate Governance Committee and Chairman of the Compensation Committee. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has been since December 2015 Chairman of the Board of That’s Etertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Saltz has served as the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Since 2016, Mr. Saltz has served as a member of the board of directors, a member of the Audit Committee, Chairman of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee of VirTra, Inc., a developer and seller of judgmental use-of-force training simulators and firearms training simulators for law enforcement, military, and commercial uses. Mr. Saltz served as the Chairman of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single service provider of recycling and environment-related programs, services, and information, or its predecessors from 2005 until April 2019. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a

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Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, a member of the Nominations and Corporate Governance Committee, a member of the Audit Committee, and previously served as the Chairperson of the Nominations and Corporate Governance Committee of Quest Resource Holding Corporation, a publicly traded environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Anita D. Britt, Robert H. Brust, John B. Furman, Gregory J. Gluchowski, Jr., Michael F. Golden, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.aob.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Policy on Corporate Political Contributions and Expenditures

In 2014, our Board of Directors adopted a Policy on Corporate Political Contributions and Expenditures which is posted on our website at www.aob.com. In accordance with this policy, for each fiscal year beginning in 2015, we have posted on our website during the applicable fiscal year an annual report disclosing all political contributions or expenditures in the United States that are not deductible as “ordinary and necessary” business expenses under Section 162(e) of the Internal Revenue Code in excess of $50,000. Non-deductible amounts generally include contributions to or expenditures in support of or opposition to political candidates, political parties, or political committees.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to

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our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates, also referred to as related-person transactions.

The Audit Committee currently consists of Messrs. Brust and Furman and Mses. Britt and Wadecki. Our Board of Directors has determined that each of Messrs. Brust and Furman and Mses. Britt and Wadecki, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently makes all decisions with respect to executive compensation. The Compensation Committee currently consists of Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki. Mr. Furman chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Gluchowski, Monheit, and Scott and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

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Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Vice President, Internal Audit, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

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All of our directors have held senior-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

During fiscal 2014, we adopted enhanced stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and

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entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2019, Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki served on the Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors. During our fiscal year ended April 30, 2019, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of five meetings during the fiscal year ended April 30, 2019. During the fiscal year ended April 30, 2019, the Audit Committee held five meetings; the Compensation Committee held 10 meetings; and the Nominations and Corporate Governance Committee held six meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our then current directors attended our 2018 Annual Meeting of Stockholders.

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Majority Voting for Directors

We have a director resignation policy that provides that any incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. For more detailed information regarding this policy see “Voting and Other Matters — Broker Non-Votes and Abstentions.”

Proxy Access

In April 2019, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for our stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. A stockholder, or group of not more than 20 stockholders, that meet specific eligibility requirements are generally permitted to nominate the greater of (i) two director nominees or (ii) 20% of the total number of directors in office at the deadline for proxy access nominations. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of our outstanding common stock continuously for at least three years. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural, and disclosure requirements as set forth in our Amended and Restated Bylaws.

Investor Engagement

Our relationship with our stockholders is an important part of our corporate governance commitment. We meet with a broad base of investors throughout the year to discuss strategy and other important matters. We consider investor feedback and emerging issues allowing us to better understand our stockholders’ priorities and perspectives. This year-round engagement process provides us with useful input concerning our corporate strategy and enables us to consider developments proactively and to act responsibly. During the solicitation for the 2018 Annual Meeting of Stockholders, we reached out to stockholders holding approximately 58% of our outstanding shares and had discussions with stockholders holding approximately 35% of our outstanding shares. During our offseason outreach, we reached out on two separate occasions to stockholders holding approximately 22% of our outstanding shares and met with stockholders representing approximately 21% of our outstanding shares regarding the stockholder proposal approved at our 2018 Annual Meeting of Stockholders, the report issued by us in response to the stockholder proposal entitled “Shareholder Requested Report on Product Safety Measures and Monitoring of Industry Trends,” or the Report, and other important matters.

The Report, issued in February 2019, which was prepared and posted on our website within the time frame requested in the stockholder proposal, responded fully to the issues raised in the stockholder resolution submitted by the Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario, addressing the issue of gun-related violence, or the Resolution, was prepared in good faith after extensive engagement with many of our stockholders, and addressed in detail the three components of the Resolution, including an ongoing media monitoring program designed to address in the future the issues raised by the Resolution. For these reasons, we believe the Report fulfilled our responsibilities to our stockholders. For a more detailed discussion of the Report and our stockholder engagement activities, see Appendix A.

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Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of American Outdoor Brands Corporation, c/o any specified individual director or directors, at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

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Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes our executive compensation program, outlines the core principles behind that program, and reviews the actions taken by our Compensation Committee concerning the fiscal 2019 compensation of the executive officers named in the Fiscal 2019 Summary Compensation Table below, or the named executive officers. These named executive officers are as follows:

P. James Debney	President and Chief Executive Officer
Jeffrey D. Buchanan	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Robert J. Cicero	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Mark P. Smith	Senior Vice President, Manufacturing Services Division
Brian D. Murphy	President, Outdoor Products & Accessories Division

The Compensation Committee

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers. Our Board of Directors has authorized the Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, the Compensation Committee establishes annual cash and stock-based compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on the achievement of key measures, determined at the start of the fiscal year, tying pay to performance. Once the Compensation Committee determines key measures for the forthcoming fiscal year, the measures are not subject to change during the fiscal year. The Compensation Committee, with advice from its independent compensation consultant, also determines the compensation of our Board of Directors.

The Compensation Committee strongly recommends that stockholders vote “FOR” this year’s resolution to approve the compensation of our named executive officers for fiscal 2019 for the reasons set forth in more detail below. These reasons include our company’s strong financial performance especially compared to our direct competitors in a very difficult industry environment, the alignment of compensation with our pay-for-performance philosophy, the achievement of the performance targets under our 2019 Cash Incentive Plan, and the 94.87% stockholder vote for approval of our executive compensation program in fiscal 2018. This recommendation is consistent with our pay-for-performance philosophy, which resulted in no cash bonuses under our Cash Incentive Plans in two of the last five fiscal years, including last year, because of the failure in those two years to achieve the pre-established performance targets, and no issuance of stock under the Performance Share Units, or PSUs, for the performance periods in the past two years.

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Factors Affecting Fiscal 2019 Compensation

Historically, the firearm industry has been very cyclical with previous expansions and contractions due, in large part, to unpredictable political, economic, social, legislative, and regulatory factors beyond the control of industry participants and their management teams. Fiscal 2019 was a challenging year for the firearm industry as overall consumer demand for firearms and firearm accessories declined for the second consecutive year. These factors also affected that portion of our Outdoor Products & Accessories segment that relates to firearms. The factors that we believe have affected all participants in the industry, as well as our company, included changes in the social and political environment, unsettling news events, potential legislative restrictions on the sale or design of firearms, actual and potential legislative and regulatory actions at the federal and state levels, economic changes, and fears surrounding crime and terrorism. Our fiscal 2019 performance was also affected by other factors, including a perception by consumers that the political and regulatory environment was more favorable toward consumer firearm ownership, which reduced the overall demand for firearms and accessories that are attached to firearms (such as laser sights), unfavorable inventory valuation adjustments, a decline in manufacturing fixed-cost absorption, and increased depreciation expenses related to our investment in our newly constructed national logistics facility. The firearm industry challenges during fiscal 2019 are evidenced by an 8.8% year-over-year decrease in overall consumer demand as indicated by adjusted background checks reported in the National Instant Criminal Background Check System, or NICs.

Despite this very difficult industry environment, we achieved a number of significant accomplishments in fiscal 2019 that demonstrated progress toward our long-term strategy of being the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast. These accomplishments include the following:

•

In accordance with our pay-for-performance philosophy, the two most important measures in determining executive cash compensation, net sales and EBITDAS, increased 5.2% and 24.5%, respectively, over the prior fiscal year.

•

Net income of $18.4 million for fiscal 2019 was $1.7 million lower than net income of $20.1 million in fiscal 2018. Excluding the impact of the Tax Cuts and Jobs Act of 2017, or Tax Reform, in the prior fiscal year and the non-cash goodwill impairment in our Outdoor Products & Accessories segment in fiscal 2019, net income was $28.8 million for fiscal 2019 compared with $11.4 million for fiscal 2018, an increase of $17.4 million, or 152.6%.

•	Gross margin increased to 35.4% from 32.3% in fiscal 2018.

•	Net sales in our Firearm segment increased by $29.5 million, or 6.6%, despite an 8.8% decrease in overall consumer demand for firearms as indicated by NICs checks.

•	Unit shipments for our handguns and long-guns increased by 0.6% and 13.9%, respectively, over fiscal 2018.

•	Net sales for our handguns and long-guns increased 3.3% and 19.4%, respectively, over fiscal 2018.

•	New firearm products, defined as any new SKU not shipped in the prior year, accounted for 20.1% of firearm net sales for fiscal 2019.

•	The launch in our Firearm segment of 106 new firearm SKUs, including 32 significant new products and numerous line extensions.

•	Net sales in our Outdoor Products & Accessories segment (which generated 25% of our total fiscal 2019 net sales) increased $1.9 million, or 1.2%. This increase was modest due

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to lower electro-optics product revenue as a result of soft market conditions in the firearm market.

•	New products in our Outdoor Products & Accessories segment accounted for 6.2% of the segment’s net sales for fiscal 2019.

•	The launch in our Outdoor Products & Accessories segment of more than 300 new products across numerous product categories, including shooting, cutlery, tools, survival, and electro-optics products.

•	The acquisition of the LaserLyte branded product business, which added laser sighting systems, electronic training and target practice systems, and laser bore sights to our product mix.

•

The completion of construction and ramp up of initial operations at our new 633,000 square foot centralized logistics facility in Boone County, Missouri, which is designed to centralize and optimize the inventory management and distribution of our finished products, and which is expected to be fully operational in fiscal 2020.

•

The continued strengthening of our balance sheet with fiscal year-end net borrowings of $115.4 million, a reduction of $25.0 million from the prior fiscal year-end, and a reduction of nearly $100 million of net borrowings in less than two years, while still investing heavily in our business, including small acquisitions and the construction of our new Logistics & Customer Service facility.

Highlights of Fiscal 2019 Compensation Program

Facing an environment characterized by very challenging conditions for the entire firearm industry, the Compensation Committee reduced the fiscal 2019 financial performance metrics for the annual cash incentive bonus relative to the prior year. The fiscal 2019 metrics were established to provide the executive officers with objectives that were difficult, but attainable, in order to motivate and incentivize them to drive increases of net sales and EBITDAS over the prior year’s results. While challenging conditions across the industry did, in fact, continue throughout fiscal 2019, the executive officers drove our company to deliver a strong performance, increasing net sales and EBITDAS for fiscal 2019. Given these positive results, the Compensation Committee believes it is important to continue to incentivize and retain our executive officers on a pay-for-performance basis with compensation programs similar to previous years.

The following highlights aspects of our fiscal 2019 compensation program:

•

Base Salary — As it has done in the past, in April 2018, the Compensation Committee, with advice from its independent compensation consultant, reviewed the base salaries of our executive officers compared with competitive market data. As a result of this review, the Compensation Committee increased the base salaries of Messrs. Debney, Buchanan, Cicero, and Smith by 2.0% and Mr. Murphy by 3.0%, effective May 1, 2018.

•

Annual Cash Incentive Bonuses — Our Executive Annual Cash Incentive Program for fiscal 2019 continued, as in the past, to focus on the achievement of objective annual financial goals, specifically, net sales and Adjusted EBITDAS. Our bonus plan considered the difficult and unpredictable environment for our firearm business and the lack of control that our management has over extraneous factors that impact our company when setting the financial performance goals at the beginning of the 2019 fiscal year. In accordance with the pay-for-performance philosophy of the Compensation Committee, each of our named executive officers was awarded a cash incentive bonus based on outstanding

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financial performance and the achievement of the prior established targets under our fiscal 2019 Executive Annual Cash Incentive Program. Mr. Cicero, who was our only executive officer with a portion of his bonus tied to pre-established individual performance goals unrelated to company-wide performance, received cash incentive compensation as a result of satisfying his individual performance goals relating to his roles as General Counsel and Chief Compliance Officer. This contrasts with two of the five prior fiscal years, including fiscal 2018 when none of our executive officers received cash incentive bonuses for company-wide or division financial performance because we did not achieve our pre-established company-wide or division financial performance targets under the cash incentive programs.

•

Long-Term Incentive Compensation — As in the past and recognizing potential retention issues caused by firearm industry factors beyond the control of management, the stock-based awards granted to our executive officers in fiscal 2019 consisted of approximately an equal mix of service-based restricted stock units, or RSUs, and performance-based RSUs, or PSUs. The RSUs vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. The number of shares of common stock, if any, to be delivered under the PSUs depends on the relative performance of our common stock compared with the performance of the Russell 2000 Index, or the RUT with a target payout requiring performance to be higher than the RUT over the three-year performance period. To align with our pay-for-performance philosophy and to manage both dilution and compensation expenses, the number of RSUs and PSUs granted to our named executive officers during fiscal 2019 was the same as during fiscal 2018, but the value of the awards were significantly lower by approximately 11.7%. Reflecting our pay-for-performance philosophy, no shares were distributed under the PSUs granted in fiscal 2016 for the three-year performance period ended May 1, 2019 since the stock-market performance criteria were not achieved.

•

Stock Holding Requirements — For stockholder alignment and to encourage long-term focus, the Compensation Committee has again maintained stock holding requirements for the shares underlying outstanding stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all shares underlying each award.

•

Limit on Aggregate PSUs that May be Issued — The Compensation Committee continued to maintain the value cap on PSUs granted in fiscal 2019 that limited the dollar value, determined as of the vesting date, of the shares that could be delivered to a maximum of 600% of the grant date value.

•

Independent Competitive Market Analysis — As in the past, the Compensation Committee’s independent compensation consultant assisted the Compensation Committee by providing a market analysis of executive compensation as well as updating the committee on current trends and developments in executive compensation.

Our Compensation Committee believes that, in the context of the various factors facing the primary industry in which we operate, the executive compensation program continues to illustrate our company’s strong commitment to align pay with performance. In light of our operational accomplishments and taking into consideration potential management retention issues in a difficult market environment as well as the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee recommends that our stockholders vote “FOR” this year’s resolution to

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approve on an advisory basis the compensation of our named executive officers for fiscal 2019 as described in this Proxy Statement.

Corporate Governance Policies and Practices

We maintain corporate governance policies and practices designed to align executive and director compensation with stockholder interests.

•

Stock Ownership Guidelines — We have stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

•

Stock Holding Requirements — The Compensation Committee continues to maintain stock holding requirements for the shares underlying stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all shares underlying the grant. The Compensation Committee adopted this requirement to further align our directors and executive officers with our stockholders and to enhance the long-term focus of our stock-based awards.

•

Board Leadership Structure — We have an independent Chairman of our Board of Directors, independent committee chairs, and regular executive sessions at which only the independent directors participate.

•	Clawback Policy — We have a compensation recovery, or clawback policy, that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

•

Derivatives Trading and Hedging Policy — We have a policy prohibiting our directors and officers, including our executive officers, and any family member(s) residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	No Tax Gross-Ups — We do not provide any tax gross-up treatment on any severance or change-in-control payments for our executive officers.

•

Double Trigger Vesting — All unvested stock-based awards granted to our executive officers have “double-trigger” vesting acceleration in the event of a change-in-control of our company. These stock-based awards will receive vesting acceleration only if the executive officer experiences a qualifying termination of employment in connection with a change-in-control.

•

Independent Compensation Consultant — Our compensation program is developed by the Compensation Committee with assistance from the Compensation Committee’s independent compensation consultant in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executive officers in a manner that is in our best interests and those of our stockholders.

•

Risk — The Compensation Committee considers the risks inherent in our compensation plans and policies and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

•

Say-on-Pay — The Compensation Committee was mindful that our stockholders overwhelmingly approved, on an advisory basis at our 2018 Annual Meeting of Stockholders, the compensation of our named executive officers as described in our proxy statement in our say-on-pay proposal. Holders of approximately 28.7 million of our then outstanding shares voted “for” such advisory say-on-pay proposal, representing

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approximately 94.87% of the votes cast on the say-on-pay proposal. The Compensation Committee and our Board of Directors considered these final vote results as well as other factors and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary for fiscal 2019.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation opportunities, stock-based compensation, severance and change-in-control payments and benefits, health and welfare benefits generally available to employees and other executives of our company, and limited perquisites as described herein. The Compensation Committee considers each element of compensation individually and collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that, in the context of unfavorable industry factors beyond the control of management, enable us to attract, motivate, and retain highly qualified executives. In addition, our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in certain limited cases, on individual performance objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation plan, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that stock-based compensation focuses our executive officers’ efforts on increasing stockholder value by aligning their economic interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the market price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. For more detailed information regarding our stock-based compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Stock-Based Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our continuing “pay-for-performance” philosophy, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers. This assumes relatively equal achievement of individual performance objectives, since the Compensation Committee sets our base salaries, cash incentive compensation, and stock-based compensation after reviewing similar compensation elements of the executives at comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success. We believe that the overall compensation levels for our executive officers, including our named executive officers, are and continue to be in alignment with our “pay-for-performance” philosophy and have been consistent with our performance.

The Compensation Committee has developed an executive compensation program that demonstrates our ongoing commitment to good corporate governance practices and aligns our

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executive officers’ interests with those of our stockholders. This includes maintaining a compensation recovery, or clawback, policy and stock ownership guidelines, maintaining incentive stock and incentive bonus plans intended to align our incentive award grant practices with current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs, and prohibiting the repricing of options and stock appreciation rights, or SARs, without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with severance or change-in-control payments.

Goals

The goals of our executive compensation program are as follows:

•	attract, motivate, and retain highly qualified executives, especially in the context of the present very difficult industry environment over which management has little, if any, control;

•	reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	reflect our philosophy of “pay-for-performance”;

•	provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	align compensation with the interests of our company as a whole and our stockholders; and

•	recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, the Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation in light of the goals and objectives of our compensation program for that fiscal year. The Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. After receiving recommendations from our Chief Executive Officer, the Compensation Committee, with input from its independent compensation consultant, determines the compensation for our other executive officers.

At the request of the Compensation Committee, our Chief Executive Officer may attend a portion of some of the Compensation Committee meetings, including meetings at which our independent compensation consultant is present. This enables the Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. However, the Compensation Committee, with the assistance of its independent compensation consultant, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets for our other executive officers. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Independent Compensation Consultant

In determining compensation levels, the Compensation Committee periodically reviews compensation levels of executives of companies that it deems to be generally similar to our company

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based on their size, industry, and competitive factors to enable our company to attract executives from other industries and to establish compensation levels that it deems appropriate to retain and motivate our executive officers. The Compensation Committee uses this peer group information as well as published executive compensation survey data from a broader group of companies with similar revenue to our company as points of reference but does not benchmark or target our compensation levels against this competitive information.

The Compensation Committee retains the services of an independent compensation consultant to review trends in executive compensation, assist with the identification of relevant peer companies, and conduct an assessment and analysis of executive market compensation. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultant, and its compensation consultant reports directly to the Compensation Committee. From time to time, the Compensation Committee may retain the services of outside legal counsel to advise it on compensation matters.

Components of Compensation

Our executive compensation program continues to emphasize our “pay-for-performance” philosophy with the opportunity to receive higher total compensation based on successful performance against objective metrics, financial and otherwise, and above- market stock price appreciation.

Base Salary

The Compensation Committee sets the base salaries of our executive officers at levels that it believes are required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an individual’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, the Compensation Committee also considers individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, corporate needs, and the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee considers the recommendations of our Chief Executive Officer as one of the factors described above.

Given the high-profile nature of the firearms industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with our company and the firearms industry as a whole. The Compensation Committee has become increasingly aware of the impact this factor has had not only on existing and potential future employees but also the pressures this factor places on the families of these individuals.

The Compensation Committee generally sets base salary levels for our executive officers at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. For more detailed information regarding the amounts paid as base salary to our named executive officers in fiscal 2019, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Base Salaries.”

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Annual Performance-Based Cash Incentive Compensation

As it has in the past, at the start of fiscal 2019, the Compensation Committee established a performance-based cash incentive compensation plan for our executive officers. In designing the cash incentive compensation plan for any particular year or period, the Compensation Committee establishes performance objectives, based primarily on the financial results of our company, one of our divisions (in one circumstance), and the achievement of other corporate goals. In some limited cases, the Compensation Committee also considers individual objectives, responsibilities, and performance in determining the amounts payable under the plan. The target annual compensation opportunities for our executive officers are determined by the Compensation Committee. These objective target incentive compensation opportunities are subject to change from year to year, but not during a fiscal year, based on the Compensation Committee’s periodic review of economic, industry, and competitive data; changes in individual responsibilities; and our overall compensation philosophy. The Compensation Committee confirms, with its independent compensation consultant and our company’s independent audit firm, the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers for fiscal 2019, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Stock-Based Compensation

The Compensation Committee strongly believes in tying executive rewards directly to our long-term success and focusing our executive officers’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; the grant date value of awards; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relation to our peer companies; and other factors that the Compensation Committee deems necessary or appropriate from time to time, including retention, overhang, and burn rate.

Our stock-based compensation consists primarily of stock options, RSUs, and PSUs. The Compensation Committee generally sets the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. The Compensation Committee generally establishes multi-year performance requirements for the earning of PSUs to reward long-term company performance. PSUs are earned only if the relative performance of our common stock achieves the then-applicable pre-established metric compared with the performance of the RUT. Similarly, stock options provide value only in the event of stock price increases. At times, we may require a holding period after vesting that provides for the delivery of the shares of our common stock underlying stock-based awards on a delayed basis. In addition, we may institute a value cap on PSUs.

As has been true in the case of base salary and cash-based incentive compensation, given the high-profile nature of the firearms industry, it has become increasingly difficult to attract, motivate, and retain highly qualified individuals willing to be associated with the industry as a whole and therefore our company. Accordingly, the Compensation Committee continues to recognize the importance of long-

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term incentive stock-based compensation even though the investment community generally has not recently looked favorably upon the positive financial performance of our company given the unfavorable factors attributed to the firearm industry as a whole.

Benefits and Perquisites

Our executive officers are eligible to participate in those health, welfare, and retirement plans, including our profit sharing, 401(k), employee stock purchase, and medical and disability plans generally available to employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, housing allowances, relocation assistance, a nonqualified supplemental deferred compensation plan, and, for our Chief Executive Officer, reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.”

We do not view perquisites and other personal benefits as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding benefits and perquisites will be approved and subject to periodic review by the Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

The Compensation Committee sets the exercise or strike price of stock options at the fair market value of our common stock, which is the closing price of our common stock on the Nasdaq Global Select Market on the effective date of grant and sets the value of RSUs and PSUs. The Compensation Committee generally grants stock-based compensation to our executive officers annually within the same time frame each year. In the case of new hires, grant prices generally are determined by the closing price of our common stock on the 15th day of the month following the date on which the employee reports for service. The Compensation Committee authorizes our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to the Compensation Committee.

Fiscal 2019 Compensation

Compensation Consultant

The Compensation Committee engaged Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist in the design of our executive compensation program for fiscal 2019. The Compensation Committee has the sole authority to retain and dismiss its compensation consultants and approve the fees of its compensation consultant. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2019 other than services to the

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Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia did not have any conflicts of interest under the criteria established under such rules.

As a part of its evaluation of our executive compensation program, Compensia assisted the Compensation Committee in determining an appropriate group of peer companies. The Compensation Committee uses the peer companies at the beginning of the fiscal year as one source of competitive market information for cash compensation and at the end of the fiscal year to provide competitive market information for equity compensation. Because the Compensation Committee reviews market data at different times to determine cash and equity compensation, it used two peer groups — the peer group developed in fiscal 2018 to set cash compensation and the peer group developed in fiscal 2019 to set equity compensation. In selecting peer companies for the Compensation Committee’s consideration, Compensia identified companies deemed generally relevant to us with a focus on companies involved in leisure or cyclical and consumer products companies, especially those with high dollar value products, and supplementing this list with companies involved in manufacturing. Within these industries, Compensia used a “rules-based” approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with revenue from 50% to 200% of our revenue, market capitalizations from 30% to 300% of our market capitalization, and positive revenue growth at the time of the peer group review.

The selected peer group for our cash compensation review in late fiscal 2018, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture	Motorcar Parts of America
Callaway Golf Co.	Movado Group
ESCO Technologies	Nautilus
Ethan Allen Interiors Flexsteel Industries	Oxford Industries Plantronics
Gentherm	Standex International
Haverty Furniture	Stoneridge
Hooker Furniture	Sturm Ruger & Company
Infinera iRobot Johnson Outdoors	Universal Electronics ZAGG

The selected peer group for our equity compensation review in fiscal 2019, as approved by the Compensation Committee, consisted of the following companies:

Bassett Furniture	Motorcar Parts of America
Callaway Golf Co.	Movado Group
ESCO Technologies	Nautilus
Ethan Allen Interiors	Oxford Industries
Flexsteel Industries	Plantronics
Gentherm	Standex International
Haverty Furniture	Stoneridge
Hooker Furniture	Sturm Ruger & Company
Infinera	Universal Electronics
Malibu Boats	ZAGG
Johnson Outdoors

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The Compensation Committee refreshed the fiscal 2019 peer group by replacing iRobot with Malibu Boats to better align the peers with our most recent financial results. In addition, the Compensation Committee continued to include a supplemental peer company, Vista Outdoor, because of its close business similarities to our company despite the fact that it exceeds our revenue selection range. Information from Vista Outdoor was not included in the overall peer market data, however, but was shown on a supplemental basis to help the Compensation Committee better understand how competitors compensate their key executives. With the exception of Sturm Ruger & Company and Vista Outdoor, our peer group generally was not faced with the substantial industry challenges that we faced in fiscal 2019 as described above.

Compensia provided an assessment and analysis of the compensation practices of our peer companies, along with executive compensation data drawn from a national survey of a broader group of companies with similar revenue to our company, determined the positioning of each executive officer’s compensation by element among the peer companies and the survey data, developed recommendations and guidelines for the structure of our executive compensation program, and reviewed the overall compensation package and advised the Compensation Committee regarding the appropriateness of our executive compensation program.

Base Salaries

As is our practice, the Compensation Committee generally, although not always, sets base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salaries in comparison to the peer and market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee’s desire to reward and retain the key executive officers who it believes are instrumental to our success, the general industry range for base salary increases, and the competitiveness of our base salaries as measured against the peer and market data, the Compensation Committee set the annual base salaries for our executive officers during fiscal 2019 as follows:

Name	Annualized Fiscal 2018 Base Salary	Annualized Fiscal 2019 Base Salary	Percentage Change
P. James Debney	$735,000	$749,700	2.0%
President and Chief Executive Officer

Jeffrey D. Buchanan	$403,200	$411,264	2.0%
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

Robert J. Cicero	$340,200	$347,004	2.0%
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

Mark P. Smith	$339,990	$346,698	2.0%
Senior Vice President, Manufacturing Services Division

Brian D. Murphy	$283,250	$291,748	3.0%
President, Outdoor Products & Accessories Division

For more information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2019 Summary Compensation Table.”

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Annual Performance-Based Cash Incentive Compensation

Our fiscal 2019 Executive Annual Cash Incentive Program is an annual performance-based cash incentive program. The program provides each participant, including our named executive officers, with an opportunity to earn cash incentive compensation based on attainment of pre-established company-wide or division financial performance metrics and, in the case of Mr. Cicero, individual performance goals. Each participant is assigned an incentive opportunity expressed as a percentage of base pay, or a target percentage, and financial performance metrics are established with varying weightings totaling 100%. For each financial performance metric, threshold, target, and maximum performance levels are set. A participant’s final cash incentive compensation is calculated by multiplying the participant’s target percentage by the weighted average percentage calculated for each financial performance metric. A participant’s cash incentive compensation cannot exceed 300% of the target percentage, and eligibility for the payment of any award is subject to the continued employment of the participant through the end of the fiscal year.

Fiscal 2019 Performance Metrics

For fiscal 2019, the Compensation Committee established the following performance metrics and weightings for the named executive officers for company-wide performance and Outdoor Products & Accessories division performance metrics and weightings for Mr. Murphy as set forth below.

Company-Wide Performance Metrics

•	Company Revenue — weighted 50% for Messrs. Debney, Buchanan, and Smith, approximately 38.5% for Mr. Cicero, and 10% for Mr. Murphy.

•	Company Adjusted EBITDAS — weighted 50% for Messrs. Debney, Buchanan, and Smith, approximately 38.5% for Mr. Cicero, and 10% for Mr. Murphy.

Company threshold Adjusted EBITDAS also served as a hurdle, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other company-wide or individual performance metrics.

Adjusted EBITDAS is defined as our company’s net income as reported in our Annual Report on Form 10-K adding back interest, taxes, depreciation, amortization, non-cash stock compensation expense, and any nonrecurring expenses as determined by the Compensation Committee. For fiscal 2019, the Compensation Committee determined that such nonrecurring expenses included accelerated expenses related to the purchase of outstanding bonds; fair value inventory step-up and backlog expense; amortization of acquired intangible assets; acquisition-related expenses associated with negotiation, conducting diligence and closing, any acquired company; unbudgeted transition costs related to the construction and operation of a national logistics facility in Boone County, Missouri not exceeding $275,000; severance/retention and impairment costs related to the closing of our Jacksonville, Florida facility; and the tax effect on non-GAAP adjustments.

Performance Metrics for the Outdoor Products & Accessories Division

•	Division Revenue — weighted 0% for Messrs. Debney, Buchanan, Cicero, and Smith and 40% for Mr. Murphy.

•	Division Adjusted EBITDAS — weighted 0% for Messrs. Debney, Buchanan, Cicero, and Smith and 40% for Mr. Murphy.

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Division Adjusted EBITDAS also served as a hurdle, for which the failure to achieve such performance metric would result in no bonus payments regardless of the achievement of the other division performance metrics.

Individual Performance Goals

•	Individual Performance Goals — weighted 0% for Messrs. Debney, Buchanan, Smith, and Murphy and approximately 23.1% for Mr. Cicero.

In establishing the company-wide and division performance metrics, the Compensation Committee recognized the very challenging economic environment for the firearm industry discussed above.

The company-wide financial performance metrics established under the fiscal 2019 program were as follows:

Performance Metrics	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)

Revenue	$585,711	300.0%	117.5%
Adjusted EBITDAS	$85,453	300.0%	130.0%

The failure to reach the threshold metric of at least $68,362,000 of the Adjusted EBITDAS metric for our company would result in no bonus payments regardless of the achievement of the revenue or individual performance metrics.

The financial performance metrics established under the fiscal 2019 program for the Outdoor Products & Accessories division were as follows:

Performance Metric	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	$145,715	300.0%	121.0%
Adjusted EBITDAS	$25,500	300.0%	130.0%

The failure to reach the threshold metric of at least $20.4 million of the Adjusted EBITDAS metric for the Outdoor Products & Accessories division would result in no bonus payments regardless of the achievement of the revenue metric for such division for Mr. Murphy.

Mr. Murphy’s division performance metric was the relative portion of his division’s share of the Outdoor Products & Accessories segment. Mr. Cicero had a target bonus opportunity of 65% of his base salary, of which 50% was based on the company-wide financial performance metrics and 15% was based on his individual performance goals for fiscal 2019. Mr. Cicero’s individual performance goals consisted of enumerated individual performance objectives related to his roles and responsibilities as our General Counsel and Chief Compliance Officer, which were unrelated to our company-wide financial performance, as determined by the Compensation Committee, although those individual performance goals were subject to the company Adjusted EBITDAS hurdle, which had to be met prior to any payment on those goals.

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As discussed above, the Compensation Committee reduced the fiscal 2019 financial performance metrics relative to the prior year due to an economic environment characterized by very challenging conditions for the entire firearm industry. The fiscal 2019 metrics were set to provide our executive officers with objectives that were difficult, but attainable, in order to motivate and incentivize them to drive increases of net sales and EBITDAS over the prior year’s results. The Compensation Committee also maintained a potential maximum payout of target bonus at 300% to incentivize the executive officers to deliver a strong financial performance and to retain the executive officers in a difficult economic environment and strong employment market outside the firearm industry.

In fiscal 2019, consolidated revenue and Adjusted EBITDAS were $638.3 million and $111.3 million, respectively, compared with $606.8 million and $89.4 million, respectively, in fiscal 2018. This compared very favorably to the financial performance of our direct competitors, Vista Outdoor Inc. and Sturm, Ruger & Co., that reported declines of 40.4% and 10.0%, respectively, in EBITDAS, and declines of 10.8% and 5.2%, respectively, in revenues. For additional information on the reconciliation of our non-GAAP Adjusted EBITDAS to our reported GAAP net income, see Appendix B-Adjusted EBITDAS.

The table below sets forth for each named executive officer the annual fiscal 2019 base salary, the target bonus percentage, the annualized target cash bonus opportunity, and the actual bonus paid for fiscal 2019 reflected as a percentage of target bonus opportunity and in cash:

Name	Annual Fiscal 2019 Base Salary (1)	Target Bonus Percentage	Annualized Target Cash Bonus Opportunity	Actual Bonus paid for Fiscal 2019 (as a % of Target Bonus Opportunity)	Actual Bonus Paid for Fiscal 2019

P. James Debney	$749,700	100.0%	$749,700	226.26%	$1,696,285
Jeffrey D. Buchanan	$411,264	75.0%	$308,448	226.26%	$697,900
Robert J. Cicero (2)	$347,004	65.0%	$225,553	226.26%	$510,339
Mark P. Smith	$346,698	65.0%	$225,354	226.26%	$509,889
Brian D. Murphy	$291,748	65.0%	$189,636	138.40%	$262,461

(1)	Base salaries increased 2.0% for each of Messrs. Debney, Buchanan, Cicero, and Smith and 3.0% for Mr. Murphy.

(2)	Mr. Cicero’s 65.0% target bonus percentage included a 15% opportunity related to Mr. Cicero’s roles and responsibilities as General Counsel and Chief Compliance Officer.

Each of our named executive officers received cash incentive compensation for our company-wide or divisional financial performance as a result of our achieving the pre-established targets set out in our Fiscal 2019 Cash Incentive Compensation Program. In addition to receiving cash incentive compensation as a result of our achieving the pre-existing targets set forth in our Fiscal 2019 Cash Incentive Program, Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, also received cash incentive compensation of $117,771 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer. This is in contrast to Fiscal 2018 where no cash bonus was paid under the Fiscal 2018 Cash Incentive Program because the pre-established performance targets were not achieved.

Stock-Based Compensation

During fiscal 2019, grants of annual stock-based compensation to our named executive officers consisted of RSUs and PSUs. In determining the equity award granted to each executive

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officer during fiscal 2019, the Compensation Committee considered the dollar value of the awards granted to each executive officer; previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost of the stock-based compensation to our company; each executive officer’s total compensation in relationship to the market data; and the overall performance of our company.

The Compensation Committee maintained stock holding requirements (originally adopted in fiscal 2015) for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2019 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date. The Compensation Committee implemented this requirement to further align our executive officers with our stockholders, to enhance the long-term focus of our stock-based awards, and to foster executive retention.

During fiscal 2019, we granted the following PSUs to our named executive officers, which equaled the number granted during fiscal 2018. While the number of PSUs granted during fiscal 2019 remained the same as was granted during fiscal 2018 for most of our named executed officers, the value of such PSUs was significantly lower.

Name	PSUs at Threshold	PSUs at Target	PSUs at Maximum

P. James Debney	26,638	70,100	140,200
Jeffrey D. Buchanan	9,538	25,100	50,200
Robert J. Cicero	5,472	14,400	28,800
Mark P. Smith	5,472	14,400	28,800
Brian D. Murphy	5,472	14,400	28,800

These PSUs are earned and vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not equal or exceed the relative performance of the RUT (measured based on the average closing price of the RUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will be earned and vest. If the relative performance of our common stock equals the relative performance of the RUT, then 38% of the PSUs subject to the awards (at target) will be earned and vest, or the threshold award. If the relative performance of our common stock exceeds the relative performance of the RUT by up to five points, then the PSUs subject to the awards will be earned and vest on a straight-line basis from the threshold award level up to the target award level, with 100% of the PSUs subject to the awards (the target number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by five points. If the relative performance of our common stock exceeds the relative performance of the RUT by over five points up to a level of 10 points, then the PSUs subject to the awards will be earned and vest on a straight-line basis up to the maximum award, with 200% of the PSUs subject to the awards (the maximum number of PSUs) being earned and vesting if the relative performance of our common stock exceeds the relative performance of the RUT by 10 points or more.

The underlying shares of our common stock earned, if any, related to these PSUs will be delivered on the first anniversary of the May 1st ending date of the performance period. The maximum

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number of shares that can be delivered with respect to the fiscal 2019 PSU awards is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2019 Compensation Program.”

Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the RUT will be measured based on the average closing price of the RUT during the 90-calendar-day-period immediately prior to the change in control against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2019, we also granted the following RSUs to our named executive officers, which equaled the number of RSUs granted during fiscal 2018. While the number of RSUs granted during fiscal 2019 remained the same as was granted during fiscal 2018 for most of our named executive officers, the value of such RSUs was significantly lower.

Name	RSUs

P. James Debney	63,700
Jeffrey D. Buchanan	22,900
Robert J. Cicero	13,000
Mark P. Smith	13,000
Brian D. Murphy	13,000

These RSUs vest one-fourth on May 1st following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each named executive officer’s continued service with us, and the underlying shares are delivered on the one-year anniversary of the applicable vesting date. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

For more information regarding the grants of stock-based compensation to our named executive officers in fiscal 2019, see “Executive Compensation — Fiscal 2019 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based compensation if his service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Stock-Based Compensation Arrangements Granted in Prior Fiscal Years

Results for Previous PSU Awards

The PSUs granted in fiscal 2016 to our executive officers, which had a three-year performance period ending at the conclusion of fiscal 2019, were not earned because our common stock did not

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meet the threshold performance requirements compared with the RUT. Over the three-year performance period, our stock price declined 56.91% while the RUT appreciated 34.68%, which resulted in our stock price trailing the RUT by 91.59%. As a result, the Compensation Committee confirmed that this underperformance resulted in none of the PSUs granted in fiscal 2016 being earned, and, therefore, our named executive officers did not receive any shares of common stock underlying the PSUs granted in fiscal 2016.

Other Elements of Fiscal 2019 Compensation

Clawback Policy

We maintain a compensation recovery, or clawback, policy. In the event we are required to restate our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officer who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee. If final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy applies to cash and stock-based incentive compensation programs, including our 2013 Incentive Stock Plan and our 2013 Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our deductibility, for federal income tax purposes, of compensation paid to each of our chief executive officer and the next three highest-paid named executive officers (other than the chief financial officer solely for taxable years beginning prior to January 1, 2018) in excess of $1 million per person per year. For taxable years beginning prior to January 1, 2018, certain compensation, including qualified performance-based compensation, was not subject to this annual deduction limit if certain requirements were met.

For taxable years beginning prior to January 1, 2018, when reasonably practicable, the Compensation Committee sought to qualify the variable incentive compensation paid to our executive officers for the qualified performance-based compensation exemption from the deductibility limit. The Compensation Committee, however, had the discretion to authorize compensation payments that did not comply with this exemption when it believed that such payments were in the best interests of our company and our stockholders, such as, for example, in order to attract or retain executive talent.

Effective for tax years beginning after December 31, 2017, this $1 million annual deduction limit will apply to all our named executive officers, including our chief financial officer, and the exemption for qualified performance-based compensation will no longer be available. As a result, compensation paid to each of our named executive officers in any taxable year in excess of $1 million

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will not be deductible unless it qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017, including certain stock options and performance shares granted prior to such date. Because of the absence of formal guidance under the transition relief provisions, though, we cannot guarantee that any compensation arrangements intended to qualify for the exemption under Section 162(m) will actually receive such treatment.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2019, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Gregory J. Gluchowski, Jr.

Barry M. Monheit

I. Marie Wadecki

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Fiscal 2019 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2019, 2018, and 2017, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers as of the end of our last completed fiscal year, or collectively our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)

P. James Debney	2019	$749,361	$–	$1,263,474	–	$1,696,285	$49,903	$3,759,023
President and Chief Executive Officer	2018	$734,039	$–	$1,448,758	–	$–	$46,039	$2,228,836
	2017	$683,538	$–	$2,855,209	–	$1,683,952	$79,169	$5,301,868

Jeffrey D. Buchanan	2019	$411,078	$–	$453,198	–	$697,900	$54,372	$1,616,548
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2018	$402,831	$–	$519,658	–	$–	$50,290	$972,779
	2017	$383,780	$–	$1,024,141	–	$707,997	$86,053	$2,201,971

Robert J. Cicero	2019	$346,847	$–	$258,800	–	$510,339	$30,325	$1,146,311
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary	2018	$339,715	$–	$296,752	–	$–	$25,501	$661,968
	2017	$314,553	$–	$584,838	–	$503,342	$60,495	$1,463,228

Mark P. Smith	2019	$346,541	$–	$258,800	–	$509,889	$28,683	$1,143,913
Senior Vice President, Manufacturing Services Division	2018	$339,709	$–	$296,752	–	$–	$22,877	$659,338
	2017	$330,000	$–	$584,838	–	$527,310	$55,375	$1,497,523

Brian D. Murphy (6)	2019	$291,551	$–	$258,800	–	$262,461	$87,014	$899,826
President, Outdoor Products & Accessories Division	2018	$283,091	$160,000	$296,752	–	$–	$15,238	$755,081

(1)

The amounts shown in this column, if any, represent discretionary bonuses. Mr. Murphy received a discretionary cash bonus of $160,000 in fiscal 2018 in recognition of the expansion of the nature and scope of his job functions and responsibilities and his subsequent strong performance as our newly appointed President of our Outdoor Products & Accessories division. No other discretionary bonuses were paid to our named executive officers.

(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2019. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Stock-Based Compensation” and “Fiscal 2019 Grants of Plan-Based Awards” below and the narrative discussion that follows. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2019 Compensation Program” for certain changes affecting fiscal 2019 compensation for our named executive officers.

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EXECUTIVE COMPENSATION

Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2019 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSUs

P. James Debney	$1,416,020
Jeffrey D. Buchanan	$507,020
Robert J. Cicero	$290,880
Mark P. Smith	$290,880
Brian D. Murphy	$290,880

(3)

The amounts shown in this column constitute payments made, if any, under our 2019, 2018, and 2017 annual performance-based cash incentive compensation programs. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For fiscal 2018, none of our named executive officers received cash incentive compensation for our company-wide or division financial performance as a result of our failure to achieve the pre-established company and division financial targets set out in our fiscal 2018 Executive Annual Cash Incentive Program. For a description of our Fiscal 2019 Cash Incentive Compensation Program see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(4)	All Other Compensation consisted of the following for fiscal 2019:

Name	Car Allowance	Reimbursement for Insurance Premiums (4a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (4b)	Housing Allowance	Severance Payments	Other		Total (5)

P. James Debney	$12,000	$23,003	(4c)	$7,124	$7,748	$–	$–	$28		$49,903
Jeffrey D. Buchanan	$12,000	$4,897		$4,727	$7,748	$25,000	$–	$28		$54,372
Robert J. Cicero	$10,800	$3,464		$8,313	$7,748	$–	$–	$–		$30,325
Mark P. Smith	$10,800	$2,570		$7,528	$7,748	$–	$–	$37		$28,683
Brian D. Murphy (6)	$10,800	$–		$5,889	$7,748	$–	$–	$62,577	(7)	$87,014

(4a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(4b)

Profit sharing amounts earned in fiscal 2019 that exceeded the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2020. For further information, see “Retirement Plans — Nonqualified Supplement Deferred Compensation Plan” below.

(4c)	Consists of reimbursement of premiums for disability insurance ($6,486), healthcare insurance ($9,449), and a $5.0 million term life insurance policy ($7,068).

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(6)	Mr. Murphy joined our company as President, Outdoor Recreation Division in December 2016 and was appointed President, Outdoor Products & Accessories Division during fiscal 2018.

(7)	Consists of living expenses.

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Fiscal 2019 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

P. James Debney	04/30/2019	–	–	–	–	–	–	63,700	(4)	–	–	$555,464
	04/30/2019	–	–	–	26,638	70,100	140,200	–		–	–	$708,010
Jeffrey D. Buchanan	04/30/2019	–	–	–	–	–	–	22,900	(4)	–	–	$199,688
	04/30/2019	–	–	–	9,538	25,100	50,200	–		–	–	$253,510
Robert J. Cicero	04/30/2019	–	–	–	–	–	–	13,000	(4)	–	–	$113,360
	04/30/2019	–	–	–	5,472	14,400	28,800	–		–	–	$145,440
Mark P. Smith	04/30/2019	–	–	–	–	–	–	13,000	(4)	–	–	$113,360
	04/30/2019	–	–	–	5,472	14,400	28,800	–		–	–	$145,440
Brian D. Murphy	04/30/2019	–	–	–	–	–	–	13,000	(4)	–	–	$113,360
	04/30/2019	–	–	–	5,472	14,400	28,800	–		–	–	$145,440

(1)

Each of our named executive officers received cash incentive compensation for company-wide or divisional financial performance as applicable as a result of our achieving the pre-established targets set out in our Fiscal 2019 Cash Incentive Compensation Program. In addition to receiving cash incentive compensation as a result of our achieving the pre-existing targets set forth in our Fiscal 2019 Cash Incentive Program, Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, also received cash incentive compensation of $117,771 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer. Our fiscal 2019 Executive Annual Cash Incentive Program is discussed under “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant, and the underlying shares of common stock earned, if any, are deliverable on the first anniversary of the May 1 ending date of the performance period. Notwithstanding the amounts shown in the “Maximum” column, the maximum number of shares that can be delivered with respect to fiscal 2019 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Stock-Based Compensation.”

(3)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2019.

(4)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us, and the underlying shares of common stock are deliverable on each one-year anniversary of the applicable vesting date.

Reference is made to “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2019 Compensation Program” for certain changes affecting fiscal 2019 compensation for our named executive officers.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2019

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2019.

		Option Awards					Stock Awards

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
		Exercisable		Unexercisable
P. James Debney	04/10/2013	66,667	(4)	–	$8.89	09/26/2021	–		–	–	–
	04/10/2013	94,000	(5)	–	$8.89	04/24/2022	–		–	–	–
	04/29/2015	–		–	–	–	11,000	(6)	$108,350	–	–
	04/29/2016	–		–	–	–	30,750	(6)	$302,888	135,400	$1,333,690
	04/27/2017	–		–	–	–	47,775	(6)	$470,584	140,200	$1,380,970
	04/26/2018	–		–	–	–	63,700	(6)	$627,445	140,200	$1,380,970
	04/30/2019	–		–	–	–	63,700	(6)	$627,445	140,200	$1,380,970
Jeffrey D. Buchanan	04/29/2015	–		–	–	–	6,500	(6)	$64,025	–	–
	04/29/2016	–		–	–	–	10,250	(6)	$100,963	51,650	$508,753
	04/27/2017	–		–	–	–	17,175	(6)	$169,174	50,200	$494,470
	04/26/2018	–		–	–	–	22,900	(6)	$225,565	50,200	$494,470
	04/30/2019	–		–	–	–	22,900	(6)	$225,565	50,200	$494,470
Robert J. Cicero	04/29/2015	–		–	–	–	3,750	(6)	$36,938	–	–
	04/29/2016	–		–	–	–	5,850	(6)	$57,623	29,500	$290,575
	04/27/2017	–		–	–	–	9,750	(6)	$96,038	28,800	$283,680
	04/26/2018	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680
	04/30/2019	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680
Mark P. Smith	04/29/2015	–		–	–	–	3,750	(6)	$36,938	–	–
	04/29/2016	–		–	–	–	5,850	(6)	$57,623	29,500	$290,575
	04/27/2017	–		–	–	–	9,750	(6)	$96,038	28,800	$283,680
	04/26/2018	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680
	04/30/2019	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680
Brian D. Murphy	12/19/2016	–		–	–	–	11,462	(7)	$112,901	–	–
	04/27/2017	–		–	–	–	3,300	(6)	$32,505	9,800	$96,530
	04/26/2018	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680
	04/30/2019	–		–	–	–	13,000	(6)	$128,050	28,800	$283,680

(1)

Generally, outstanding awards of stock options vest one-third on each of the first, second, and third anniversaries of the date of grant. Awards of RSUs vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. Awards of PSUs vest if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT over the approximately three-year performance period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Stock-Based Compensation.”

(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

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(3)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year performance period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. Reference is also made to footnote 1 above. See also “Compensation Discussion and Analysis — Fiscal 2019 Compensation — Stock-Based Compensation.”

(4)	One-third of the stock options vested and became exercisable on each of the date of grant, September 26, 2013, and September 26, 2014. The maximum term of the options is September 26, 2021.

(5)	One-third of the stock options vested and became exercisable on each of the date of grant, April 24, 2014, and April 24, 2015. The maximum term of the options is April 24, 2022.

(6)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

(7)

One-fourth of the RSUs vest following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2019 Compensation” for certain changes affecting fiscal 2019 compensation for our named executive officers.

Option Exercises and Stock Vested in Fiscal 2019

The following table describes, for the named executive officers, the number of shares acquired and the value realized on the exercise of options and vesting of stock awards during the fiscal year ended April 30, 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)

P. James Debney	–	$–	42,300	$464,877
Jeffrey D. Buchanan	–	$–	17,350	$190,677
Robert J. Cicero	–	$–	9,925	$109,076
Mark P. Smith	–	$–	9,925	$109,076
Brian D. Murphy	–	$–	6,831	$84,873

(1)	Includes shares that have vested but are not yet deliverable until the first anniversary of the vesting date.

(2)

For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested. See “Compensation Discussion and Analysis — Certain Stock-Based Compensation Arrangements in Prior Fiscal Years — Vesting of Previous PSU Grants.”

Retirement Plans

We maintain our Profit Sharing and Investment Plan, or 401(k) Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit-sharing contributions are authorized. All profit-sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

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EXECUTIVE COMPENSATION

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2019, 2018, and 2017, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions up to 3% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. For the fiscal year ended April 30, 2019, we made profit sharing contributions equal to approximately 7.3% of the operating profit of our company. Operating profit under the plan is defined as income before interest and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

Our Nonqualified Supplemental Deferred Compensation Plan was adopted by our Board of Directors in December 2013 to be effective as of March 1, 2014. The plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company and participating affiliates.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the 401(k) Plan must be returned to a participant under the Code’s 401(k) rules, a comparable amount of salary may be deferred into the plan by the participant if the participant has made such an election. In addition, our company and participating affiliates will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are, at all times, 100% vested.

A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company and its affiliates;

•	death;

•	disability;

•	specified time designated by the participant in his or her deferral agreement;

•	a change in control of our company; and

•	unforeseeable emergencies.

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Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

A menu of investment options will be made available to participants to determine the amount of earnings, gains, or losses to be credited to their accounts under the plan. Each participant will be able to select from such investment options, the investment options to be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

No contributions were made by our named executive officers in fiscal 2019.

The following table sets forth, for the named executive officers, earnings, distributions, and year-end account balances with respect to the Nonqualified Supplemental Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregated Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (1)

P. James Debney	$–	–	$1,157	–	$25,361
Jeffrey D. Buchanan	$–	–	$172	–	$4,226
Robert J. Cicero	$–	–	$231	–	$11,674
Mark P. Smith	$–	–	$890	–	$20,387
Brian D. Murphy	$–	–	$–	–	$–

(1)

Earnings reported in the aggregate balance at last fiscal year end were not reported as compensation to the named executive officer in the Summary Compensation Table for previous years because no above-market or preferential earnings on any nonqualified deferred compensation were paid to our named executive officers.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

We and Mr. Debney are parties to an amended and restated employment agreement, which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $608,988 (subject to annual review by our Board of Directors), which was increased to $749,700 early in fiscal 2019. Mr. Debney also is eligible to participate in our executive compensation programs, to receive an annual cash bonus and annual grants of stock-based awards, each as determined by our Board of Directors or committee thereof. Mr. Debney is eligible to participate in other standard health, welfare, and retirement benefits, including group health, pension, retirement, vacation, and expense reimbursement plans, to participate in such other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and to receive certain other perquisites, including a car allowance, the reimbursement of reasonable insurance premiums for disability, medical and hospitalization insurance, and company-paid premiums on a term life insurance policy.

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Debney terminates his

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employment for Good Reason (each as defined in the Employment Agreement), he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Debney’s Employment Agreement also provides that, in the event of a Change in Control, Mr. Debney at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Debney’s rights under this provision will be triggered if, following a Change in Control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the Change in Control. If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, continued payment of life insurance premiums, vesting of unvested stock-based compensation held by Mr. Debney in his capacity as an employee of our company, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

The Employment Agreement also prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement, and prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company, regardless of the reason therefor.

Severance Agreements

We and Mr. Buchanan are parties to a severance and change in control agreement, which is referred to as the Severance Agreement. Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Buchanan’s Severance Agreement also provides that, in the event of a Change in Control, Mr. Buchanan, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Severance Agreement remain in full force and effect and (ii) Mr. Buchanan

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suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Buchanan’s rights under this provision will be triggered if, following the Change in Control, (a) he is not the chief financial officer of the company that succeeds to our business; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such Change in Control; or (d) as a result of such Change in Control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a change in control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary, payment of a lump sum equal to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, and vesting of unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee of our company. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Severance Agreement are contingent upon Mr. Buchanan executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us. The Severance Agreement also prohibits Mr. Buchanan from competing with our company for a period of 12 months and from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Other Severance Arrangements

Messrs. Cicero, Smith, and Murphy

We have adopted the American Outdoor Brands Corporation Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. At all times, Messrs. Debney and Buchanan have been and continue to be covered under their Employment Agreement and Severance Agreement, respectively. Accordingly, Messrs. Debney and Buchanan are not covered under the Executive Severance Plan. Messrs. Cicero, Smith, and Murphy are currently the only participants in the Executive Severance Plan.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive after the

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effective date of the Executive Severance Plan in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason — No Change in Control

Mr. Debney

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or Mr. Debney terminates his employment for Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. For a period of 18 months after such termination, the sum of his base salary and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Healthcare Coverage. For a period of 18 months after such termination, payment of premiums for healthcare coverage, to the extent of his participation in such coverage at the date of termination.

•	Car Allowance. For a period of 18 months after such termination, his $1,000 per month car allowance.

•	Secretarial Support. For a period of 36 months after such termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

•	Life Insurance Premiums. For a period of 36 months after such termination, payment of premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

•

Stock Options. Any stock options that are vested as of the date of such termination will remain exercisable for nine months following such termination, but in no event, beyond their original term. All unvested options will be cancelled.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his

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employment for Good Reason, Mr. Buchanan will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus. A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Messrs. Cicero, Smith, and Murphy

Pursuant to the Executive Severance Plan, if we terminate the employment of Messrs. Cicero, Smith, or Murphy without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates his employment for Good Reason, each executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. His base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus. A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Termination or Resignation in Connection with a Change in Control

Mr. Debney

If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 24 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, paid over 18 months following such termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Car Allowance. His $1,000 per month car allowance for a period of 24 months after such termination.

•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 24 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 24 months or the COBRA eligibility period.

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•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement will vest as of the effective date of such termination. Stock options will remain exercisable for nine months following termination, but in no event, beyond their original term.

In addition, certain stock-based compensation held by Mr. Debney in his capacity as an employee that is not subject to the provisions of his Employment Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Mr. Buchanan

If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•

Cash Severance. His base salary for a period of 18 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Severance Agreement will vest as of the effective date of such termination.

In addition, certain stock-based compensation held by Mr. Buchanan in his capacity as an employee that is not subject to the provisions of his Severance Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Messrs. Cicero, Smith, and Murphy

Pursuant to the Executive Severance Plan, if (i) we terminate the employment of Messrs. Cicero, Smith, or Murphy during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) either of them resigns following an Adverse Change in Control Effect, he will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance. His base salary for a period of 52 weeks and a lump sum cash payment equal to the average of the cash bonuses paid to the executive for each of the two fiscal years immediately preceding the termination or resignation.

•

Stock-Based Compensation. All unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee after the effective date of the Executive Severance Plan will vest as of the effective date of such termination.

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•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement.

Termination for Good Cause or Resignation Without Good Reason

Mr. Debney

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, Mr. Debney is not eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause.

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Debney’s employment is terminated by him without Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Life Insurance Premiums. Provided that he terminates his employment with at least six months advance notice, payment of premiums for a period of 36 months after such termination on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause or by him without Good Reason.

Termination by Reason of Death

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Debney’s employment is terminated by reason of his death, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any payments or benefits if his employment is terminated by reason of his death.

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Termination by Reason of Disability

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Debney’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Smith, and Murphy

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Messrs. Buchanan, Cicero, Smith, or Murphy is eligible to receive any payments or benefits if his or employment is terminated by reason of his disability.

Potential Payments Upon Termination of Employment or Change in Control of our Company

Consistent with our double-trigger philosophy, the Compensation Committee has determined that PSU awards (including PSUs granted in fiscal 2017, 2018, and 2019) will contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers in various situations, including termination of employment or a Change in Control of our company. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount our executives would receive if a termination of employment or Change in Control were to occur. In addition to the amounts disclosed in the following section, each executive would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. The tables below set forth the estimated benefits each of our named executive officers would receive if the termination of employment or the Change in Control event occurred on April 30, 2019.

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P. James Debney

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control		Voluntary Termination Other than with Good Reason		Death		Disability

Compensation:
Cash Severance	$1,972,693	(1)	$2,347,543	(1)	–		–		–
Bonus (2)	$1,696,285		$1,696,285		–		$1,696,285		$1,696,285
Equity Awards	–		$2,399,096	(9)	–		–		–
Benefits and Perquisites:
Health and Welfare Benefits	$90,789	(3)	$101,052	(3)	$60,000	(4)	$5,000,000	(5)	$60,000	(6)
Other Benefits	$48,000	(7)	$24,000	(8)	–		–		–

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause or Resignation with Good Reason	Termination in Connection with a Qualifying Change in Control

Compensation:
Cash Severance	$411,264	$965,846	(10)
Bonus (2)	$697,900	$697,900
Equity Awards	–	$879,241	(9)
Benefits and Perquisites:
Health and Welfare Benefits	–	–
Other Benefits	–	–

Robert J. Cicero

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control

Compensation:
Cash Severance	$173,502		$602,174	(11)
Bonus (2)	$510,339		$510,339
Equity Awards	–		$500,597	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$10,263	(12)	$20,526	(12)
Other Benefits	–		–

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Mark P. Smith

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control

Compensation:
Cash Severance	$173,349		$601,643	(11)
Bonus (2)	$509,889		$509,889
Equity Awards	–		$500,597	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$ 10,263	(12)	$ 20,526	(12)
Other Benefits	–		–

Brian D. Murphy

Executive Benefits	Termination Not for Cause		Termination in Connection with a Qualifying Change in Control

Compensation:
Cash Severance	$145,874		$502,978	(11)
Bonus (2)	$262,461		$262,461
Equity Awards	$ –		$342,504	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$ 10,263	(12)	$ 20,526	(12)
Other Benefits	–		–

(1)

Includes continuation of base salary paid out over 18 months (not in connection with a Change in Control) or 24 months (in connection with a Change in Control), respectively, and an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($848,143), paid out over 18 months.

(2)

Each of our named executive officers received cash incentive compensation for company-wide or divisional financial performance as applicable as a result of our achieving the pre-established targets set out in our Fiscal 2019 Cash Incentive Compensation Program. In addition to receiving cash incentive compensation as a result of our achieving the pre-existing targets set forth in our Fiscal 2019 Cash Incentive Program, Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, also received cash incentive compensation of $117,771 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer.

(3)	Includes reimbursement of premiums for health insurance and disability insurance, and premiums paid by the company on a $5.0 million term life insurance policy.

(4)

If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.

(5)	Includes the death benefit payable under a $5.0 million term life insurance policy. This money is not paid from our company’s assets.

(6)

Includes continued payment of life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000, for 36 months following the termination of his employment.

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(7)

Includes a $10,000 cash payment per 12-month period for secretarial support for a period of 36 months following Mr. Debney’s termination of employment and a $1,000 per month car allowance for 18 months.

(8)	Includes a $1,000 per month car allowance for 24 months.

(9)

Includes the accelerated vesting of PSUs granted in 2017, 2018, and 2019 calculated on actual performance through April 30, 2019. Based on the actual performance through April 30, 2019, we estimated that no shares would accelerate for the 2017 and 2018 awards. Because of the timing of the 2019 award, we estimated that the performance of our stock equaled the performance of the RUT, therefore, resulting in the minimum payout of 37% of the target award.

(10)

Includes continuation of base salary paid out over 18 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($348,950), paid out in a lump sum.

(11)

Includes continuation of base salary paid out over 12 months, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his termination (for Mr. Cicero, $255,170; for Mr. Smith, $254,945; for Mr. Murphy, $211,231), paid out in a lump sum.

(12)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 or 52 weeks, as applicable, for the executive and his eligible dependents.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 4,404,603 shares of our common stock reserved for issuance under the plan as of April 30, 2019. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan grants broad authority to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the plan’s purchase periods. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

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Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

Under the plan, the maximum number of shares that a participant may purchase during any exercise period is 12,500 shares. In addition, the IRS has established a calendar year maximum purchase equal to a total value of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

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2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

There were outstanding issued but unexercised options to acquire 267,761 shares of our common stock at an average exercise price of $6.76 per share under the plan as of April 30, 2019. There were issued and outstanding 9,000 undelivered RSUs under the plan as of April 30, 2019.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2019. There were issued and outstanding 1,622,631 undelivered RSUs and PSUs under the plan as of April 30, 2019. The material features of the plan are outlined below.

Shares available for awards; adjustments. The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the plan, or after the effective date of the plan, shares subject to any awards granted under the 2004 Incentive Stock Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan, or after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance

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EXECUTIVE COMPENSATION

of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the Committee. Subject to the terms of the plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. The Committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

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EXECUTIVE COMPENSATION

Restricted stock. The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee.

Restricted stock units. The Committee is authorized to grant RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee.

Shares granted as a bonus or in lieu of another award. The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements.

Other stock-based awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance awards. The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

Other terms of awards. Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not

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EXECUTIVE COMPENSATION

transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

CEO Pay Ratio

For the fiscal year ended April 30, 2019, the median of the annual total compensation of all employees of our company (other than our President and Chief Executive Officer) was $48,106, and the annual total compensation of our President and Chief Executive Officer was $3,759,023. Based on this information, for fiscal 2019, the ratio of the annual total compensation of our President and Chief

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Executive Officer to the median of the annual total compensation of all other employees was estimated to be 78:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We selected March 31, 2019, the closest calendar quarter to our April 30, 2019 fiscal year end, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee,” we considered the prior trailing 12 months of W-2 wages as of March 31, 2019 for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We have estimated the median of the annual salary of our employees, excluding Mr. Debney, to be $44,058.

Using this measure, we identified a “median employee” who is a full-time, salaried employee located in Springfield, Massachusetts. Once we identified this median employee, we totaled all of the elements of the employee’s compensation for fiscal year 2019 in accordance with the requirements of the applicable rules of the SEC, and consistent with the calculation of total compensation of our CEO in the summary compensation table above. This resulted in an annual total compensation of $48,106.

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DIRECTOR COMPENSATION

The Compensation Committee, with advice from its independent compensation consultant, determines, or recommends to our Board of Directors for determination, the compensation of our Board of Directors. We currently pay each non-employee director an annual retainer in the amount of $70,000. We also pay additional sums to our Chairman of the Board, Vice Chairman of the Board, Chairs of our Board Committees, and members of our Board Committees as follows:

Chairman of the Board	$37,500
Vice Chairman of the Board	$23,000
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$12,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$3,500

In addition, each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; and each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year. Stock-based grants were in the form of RSUs for 3,112 shares of common stock, 5,414 shares of common stock, and 5,501 shares of common stock in fiscal 2017, 2018, and 2019, respectively, except in the case of Ms. Britt, who was appointed as a director in February 2018 and received RSUs for 9,514 shares of common stock at the time of her appointment. The RSUs vest one-twelfth each month, and the delivery of the underlying shares generally will not be made until the first anniversary of the final vesting date of the award.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2019. Mr. Debney does not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total

Barry M. Monheit	$122,000	$85,000	$820	(5)	$207,820
Robert L. Scott	$98,000	$85,000	$22,135	(4)	$205,135
Anita D. Britt	$78,000	$85,000	$2,009	(6)	$165,009
Robert H. Brust	$95,000	$85,000	$2,827	(6)	$182,827
John B. Furman	$107,500	$85,000	$–		$192,500
Gregory J. Gluchowski, Jr.	$80,000	$85,000	$–		$165,000
Michael F. Golden	$70,000	$85,000	$–		$155,000
Mitchell A. Saltz	$70,000	$85,000	$16,521	(4)	$171,521
I. Marie Wadecki	$101,000	$85,000	$–		$186,000

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DIRECTOR COMPENSATION

(1)

As of April 30, 2019, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (13,915); Mr. Scott (13,915); Ms. Britt (5,501); Mr. Brust (10,915); Mr. Furman (10,915); Mr. Gluchowski (10,915); Mr. Golden (10,915); Mr. Saltz (10,915); and Ms. Wadecki (13,915). As of April 30, 2019, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (20,000); Mr. Scott (20,000); Ms. Britt (0); Mr. Brust (0); Mr. Furman (30,000); Mr. Gluchowski (0); Mr. Golden (10,000); Mr. Saltz (0); and Ms. Wadecki (0).

(2)	All fees were paid in cash.

(3)

The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2019.

(4)	Consists of reimbursement of medical coverage costs and certain products provided without cost.

(5)	Consists of costs for certain products provided without cost.

(6)	Consists of costs for spousal travel to attend company-related business functions.

We lease 3,000 square feet of office space in Scottsdale, Arizona, which has offices for certain senior personnel in our investor relations and finance departments as well as office space for our Board of Directors. The lease expires on April 30, 2021. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

We maintain stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2019.

Plan Category	(a) Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	(b) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(c) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	(d) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)

Equity Compensation Plans Approved by Stockholders	1,631,631	267,761	$6.76	9,146,665
Equity Compensation Plans Not Approved by Stockholders	–	–	–	–

Total	1,631,631	267,761	$6.76	9,146,665

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2019, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 4,404,603. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2019, there were 4,742,062 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

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REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable Nasdaq and SEC rules.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended April 30, 2019.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2019 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

Anita D. Britt

John B. Furman

I. Marie Wadecki

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such reports received by us during the fiscal year ended April 30, 2019, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that the Form 4 filed on July 18, 2018 by Deana L. McPherson was late.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of July 31, 2019 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)

Directors and Executive Officers:
P. James Debney	591,351	(3)	1.07%
Jeffrey D. Buchanan	106,741	(4)	*
Robert J. Cicero	41,522	(5)	*
Mark P. Smith	40,580	(6)	*
Brian D. Murphy	14,439	(7)	*
Anita D. Britt	15,015	(8)	*
Robert H. Brust	19,867	(9)	*
John B. Furman	58,335	(10)	*
Gregory J. Gluchowski, Jr.	25,067	(9)	*
Michael F. Golden	264,432	(11)	*
Barry M. Monheit	80,163	(12)	*
Mitchell A. Saltz	74,829	(13)	*
Robert L. Scott	88,363	(14)	*
I. Marie Wadecki	46,601	(15)	*
All directors and executive officers as a group (15 persons)	1,484,031	(16)	2.68%

Other significant stockholders:
BlackRock, Inc.	7,107,511	(17)	12.97%
The Vanguard Group	4,641,828	(18)	8.47%
Dimensional Fund Advisors	4,538,240	(19)	8.28%
Renaissance Technologies	3,382,000	(20)	6.17%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 54,820,526 shares outstanding on July 31, 2019. The numbers and percentages shown include shares actually owned on July 31, 2019, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of July 31, 2019 upon the exercise of options or the delivery of RSUs or PSUs and all shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes (a) 160,667 shares issuable upon exercise of vested stock options; and (b) 56,346 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)	Includes 22,384 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(5)	Includes 12,753 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(6)	Includes 12,757 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(7)	Includes 9,796 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(8)	Includes 5,501 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(9)

Includes (a) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(10)

Includes (a) 30,000 shares issuable upon exercise of vested stock options; (b) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (c) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(11)

Includes (a) 10,000 shares issuable upon exercise of vested stock options; (b) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (c) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date.

(12)

Includes (a) 20,000 shares issuable upon exercise of vested stock options; (b) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (d) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(13)

Includes (a) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; and (b) 5,501 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(14)

Includes (a) 20,000 shares issuable upon exercise of vested stock options; (b) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (d) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(15)

Includes (a) 5,414 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (b) 5,501 shares underlying RSUs that have or will have vested but are not deliverable within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(16)

Includes (a) 240,667 shares issuable upon exercise of vested stock options; (b) 43,312 shares underlying RSUs that have vested and are deliverable within 60 days of the record date; (c) 176,011 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date; and (d) 9,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(17)

Based on the statement on Amendment No. 10 to Schedule 13G filed with the SEC on January 24, 2019, BlackRock, Inc. has sole voting power over 7,015,966 shares and sole dispositive power over 7,107,511 shares. The address of BlackRock, Inc. is 55 East 52 nd Street, New York, NY 10055.

(18)	Based on the statement on Amendment No. 9 to Schedule 13G filed with the SEC on February 11, 2019, The Vanguard Group has sole voting power over 51,677 shares; shared voting power over 3,196 shares;

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

sole dispositive power over 4,591,355 shares; and shared dispositive power over 50,473 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(19)

Based on the statement on Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP has sole voting power over 4,363,388 shares and sole dispositive power over 4,538,240 shares. The address of Dimensional Fund Advisors LP is Building One 6300 Bee Cave Road, Austin, Texas 78746.

(20)

Based on the statement on Schedule 13G filed with the SEC on February 12, 2019, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting power over 2,541,508 shares; sole dispositive power over 2,559,292 shares; and shared dispositive power over 822,708 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

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PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other named executive officers in fiscal 2019.

We maintain a performance-based cash incentive compensation program. We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. Based on the achievement of pre-established financial performance targets under our 2019 Executive Annual Cash Incentive Program, the Compensation Committee awarded our named executive officers performance-based cash incentive compensation of between 138.40% and 226.26% of target.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their

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PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation consists primarily of RSUs and PSUs. We generally set the vesting schedule for RSUs over multiple year periods to encourage executive retention. In fiscal 2015, the Compensation Committee increased the vesting schedule from ratably over three years to ratably over four years. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based compensation to our executive officers prior to the beginning of the applicable fiscal year.

The Compensation Committee adopted stock holding requirements for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2016, 2017, 2018, and 2019 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date and instituted a value cap on PSUs granted in fiscal 2016, 2017, 2018, and 2019 that limits the dollar value, determined as of the vesting date, of the shares that can be delivered to a maximum of 600% of the grant date value.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, an independent national compensation consulting firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Board of Directors, or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

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PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2020 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence and has determined that Deloitte & Touche LLP’s independence is not compromised by providing such services.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Deloitte & Touche LLP for the fiscal years ended April 30, 2018 and 2019 are as follows:

	2018	2019
Audit Fees	$1,012,500	$915,000
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

Total	$1,012,500	$915,000

Audit services for fiscal 2018 and 2019 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing

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PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Deloitte & Touche LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2020.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

The Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario, or the Proponent, have notified us that they intend to present a proposal, or Proposal, at the Annual Meeting of Stockholders that reads as follows:

RESOLVED: Shareholders request that the Board of Directors of American Outdoor Brands adopt a comprehensive policy articulating our company’s commitment to respect human rights, and which includes a description of proposed due diligence processes to identify, assess, prevent and mitigate actual and potential adverse human rights impacts.

WHEREAS,

The UN Guiding Principles on Business and Human Rights (hereinafter UNGPs), state:

The responsibility to respect human rights requires that business enterprises: (a) Avoid causing or contributing to adverse human rights impacts through their own activities, and address such impacts when they occur; [and] (b) Seek to prevent or mitigate adverse human rights impacts that are directly linked to their operations, products or services by their business relationships, even if they have not contributed to those impacts.1

In order to meet their responsibility to respect human rights, business enterprises should have in place policies and processes appropriate to their size and circumstances, including … [a] policy commitment to meet their responsibility to respect human rights.2

As investors, we seek to identify and assess human rights risks and impacts in portfolio companies as they have direct implications for shareholder value and, depending on whether and how they are managed, are a bellwether for a company’s long-term viability.

Given the lethality of firearms products and the potential for their misuse, in direct contradiction with the company’s stated objective of providing “next-generation guns for sport, recreation, protection and personal use”, the risk of adverse human rights impacts is especially elevated for all gun manufacturers, including American Outdoor Brands.

Companies exposed to human rights risks may incur significant legal, reputational and financial costs that are material to investors. A public-facing human rights policy that includes a human rights due diligence process is essential to managing these risks. For this reason, hundreds of global corporations have adopted human rights policies, including British American Tobacco, Exxon and Walmart.3

While American Outdoor Brands has a number of corporate policies, including a Code of Ethics, the information available for review on its web site does not mention a public commitment to respect human rights.

A public human rights policy that articulates the company’s commitment to respect human rights and its efforts to avoid contributing to adverse human rights impacts would assure shareholders that these risks are being adequately managed.

The UNGPs establish that such a policy should:

•	Refer to internationally recognized human rights[4]

•

Stipulate that the human rights expectations of personnel, business partners and other parties directly linked to its operations, products or services be publicly available and be communicated internally and externally to all personnel, business partners and other relevant parties;

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

•	Apply throughout the company’s value chain and in operating environments regardless of legal framework; and,

•	Be embedded throughout company functions and reflected in operational policies and procedures.

Proponent owns 200 shares of our common stock. Proponent’s address is: Vicki L. Cummings, Chief Financial Officer, Finance Office, U.S.-Ontario Province Administrative Centre, PO Box 398, Marylhurst, OR 97036. Identical proposals were received from other stockholders after the Proponent submitted its Proposal and, therefore, were permissibly excluded from this Proxy Statement under applicable SEC rules.

Summary of Our Position and Board of Directors Recommendation

Late last year, The Guardian reported that activists such as Proponent are framing gun control as a “human rights” issue in order to use “international human rights law as a counterweight to Americans’ constitutional right to keep and bear arms . . . .”5 Proponent’s Proposal fits precisely within this human rights strategy.

Proponent’s attempt to couch this anti-gun agenda as a concern for “reputational risk” or a risk related to our “long-term viability” is dishonest and misleading. Our primary business is the sale of firearms, and the greatest risk to that business is anything that would invalidate or supersede the U.S. Constitution and laws of the United States that protect our business. Our long-term viability will be insured only if we maintain our reputation with our customers who closely monitor whether we remain staunch defenders of the Second Amendment. Illogically, Proponent argues the opposite — that for us to mitigate reputational risks and assure our long-term viability, we must destroy our reputation with our consumers and voluntarily accept unlimited liability that would destroy the value of our company.

Proponent seeks to impose on our company a human rights policy that would “[r]efer to internationally recognized human rights.” This international human rights framework, on which the Proposal is based, rejects the lawful private ownership of firearms, a 227-year old Constitutional right granted to all Americans under the Second Amendment and fundamental to our business. It mandates strict controls on the manufacture, sale, ownership, and use of firearms that, if not advocating an outright ban, would severely limit the lawful private ownership of firearms on which the core of our business is based and would make it nearly impossible for us to conduct that business.

The Proposal would have us “prevent and mitigate actual and potential human rights impacts” and would have us do so “regardless of legal framework.” Under the Resolution, we would be required to accept unlimited liability for what anti-gun activists deem to be the negative impact of guns on society, without a clear definition of those impacts, whether or not those impacts have actually occurred, and regardless of any legal obligation to do so.

At its essence, the Proposal and the human rights policy advanced by Proponent therein is an attempt by anti-gun activists to frame gun control as a “human rights” issue in order to use international law to eliminate Americans’ constitutional right to keep and bear arms. It is an overreaching, vague, and open-ended demand that we materially reduce and/or eliminate entirely a substantial component of our business operations, and that we abandon our customers and the fundamental right of private citizens to legally own firearms, conferred by the Second Amendment in 1791 and validated by the Unites States Supreme Court ever since. Purely to advance its political agenda, Proponent would have us voluntarily assume the risk of unlimited financial and legal liability associated with isolated incidents involving the misuse of our products by unrelated third parties and incur substantial monitoring and compliance costs that do not serve the interests of our stockholders and customers.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

For these reasons, without question, the Proposal is contrary to the best interests of our stockholders. Accordingly, the Board of Directors strongly recommends a vote “AGAINST” the Proposal.

Detailed Support for Our Position

Proponent’s Attempt to Impose an International Human Rights Framework Will Destroy our Business and Shareholder Value

Proponent seeks to impose on our company an international human rights framework, underpinned by the United Nations Guiding Principles on Business and Human Rights, or UNGP, that rejects the lawful private ownership of firearms, a 227-year old Constitutional right granted to all Americans under the Second Amendment and fundamental to our business. A report by Amnesty International, which laid the foundation for this targeting of gun owners and manufacturers, advocates a complete prohibition on private ownership of firearms unless a person meets some government established principle of “necessity and credible justification.”6 The report identifies “RESTRICTED WEAPON TYPES” in such a way that, along with many long guns and shot guns, would ban in the United States every handgun other than a revolver, and even revolvers if they are deemed by the government as likely to cause “excessive or unintended injury.”7 The International Action Network on Small Arms, or IANSA, an entity with special consultative status with the Economic and Social Council of the United Nations, and the official coordinator of participation in UN meetings on small arms, has stated that even guns legitimately used for sports or hunting must be controlled “very strictly,”8 and lists as “adversaries” associations of gun manufacturers and even gun owners.9 Further, commentators, such as Tina Kempin Reuter at the University of Alabama-Birmingham, Institute for Human Rights, leave no room for interpretation when they say, “[h]uman rights are essentially the opposite of guns,”10 and “[g]uns or ‘gun rights’ have no place in human rights discourse.”11

If not advocating an outright ban on the private right of ownership of guns, the human rights framework underpinning the Proposal would severely limit the lawful private ownership of firearms, which is core to our business. Further, the human rights policy Proponent wants us to implement would make it nearly impossible for us to conduct that business.

Proponent’s Rejection of the Second Amendment is Contrary to the Views of Our Customers and the Interests of Our Stockholders

The international human rights agenda espoused by Proponent, and activists such as Proponent, rejects not only the Second Amendment, but also the fundamental right of law-abiding U.S. citizens to defend themselves using a firearm. It insists that U.S. citizens be completely reliant on government for personal defense.12 This approach is at odds with the American view of freedom and liberty embodied in the Second Amendment, a view strongly held by our company and our customers. Benjamin Franklin firmly believed that “[t]hose who would give up essential Liberty, to purchase a little temporary Safety, deserve neither Liberty nor Safety.”13 The globalist view represented by Proponent is the exact opposite. It is rooted in a belief that firearms are useless against tyranny because the people can never win and history has shown that only the rule of law can protect you from your Government.14

Our customers subscribe to a very different view, one espoused by U.S. Supreme Court Justice, Joseph Story, who said:

The right of the citizens to keep and bear arms has justly been considered, as the palladium of the liberties of a republic; since it offers a strong moral check against the usurpation and arbitrary power of rulers; and will generally, even if these are successful in the first instance, enable the people to resist and triumph over them.15

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

Proponent’s attempt to couch this anti-gun agenda as a concern for “reputational risk” or a risk related to our “long-term viability” is dishonest and misleading. Our primary business is the sale of firearms, and the greatest risk to that business is anything that would vitiate or supersede the protections of the U.S. Constitution and laws of the United States that protect our business. Our long-term viability will be insured only if we maintain our reputation with our customers who closely monitor whether we remain staunch defenders of the Second Amendment. Illogically, Proponent argues the opposite – that for us to mitigate reputational risks and assure our long-term viability, we must destroy our reputation with our consumers and voluntarily accept legal liability that would destroy the value of our company. It is a position that without question is contrary to the interests of our stockholders.

Proponent Seeks to Impose on our Company Unlimited Liability for any Perceived Harm to Society Arising from the Mere Existence of Firearms

While Proponent never shares with stockholders how Proponent defines “human rights,” or identifies the definition of “human rights” our company should use in its policy, according to the UNGP Interpretive Guide, “[t]he idea of human rights is as simple as it is powerful: that people have a right to be treated with dignity.”16 Similarly, an “adverse human rights impact” is an action “that removes or reduces the ability of an individual to enjoy his or her human rights,” including “[p]otential Human Rights Impacts” which may occur but have not yet done so.17

Imposing such liability on the firearms industry, even where the laws of the United States and other applicable laws would impose none, is precisely what Proponent seeks to accomplish through its human rights proposal. This is not speculation. Advocates of the human rights approach to gun control state that “the mere presence of firearms can make people feel threatened and fearful for their lives with severe and long-term psychological effects on individuals and whole communities.”18 The Proposal would require us to be liable for and mitigate the risk of this societal impact, regardless of any legal obligation to do so, presumably by eliminating the “mere presence” of firearms.

Accordingly, under the Resolution we would be required to accept unlimited liability for what anti-gun activists deem to be the negative impact of guns on society, without a clear definition of those impacts. We would be required to accept an obligation to prevent actual and potential adverse impacts, including impacts to someone’s dignity, merely because we manufacture and sell guns, even if we have not contributed to those impacts.19 By the activists’ own estimation, the liability for societal impacts that Proponent would have the company assume is “staggering.”20

Viewed in this context, it becomes clear that Proponent is asking our stockholders to assume an open-ended liability that would likely bankrupt our company.

The Due Diligence Requirement of the Proposal is a Pretext to Advance the Proposition that the Manufacture of Firearms Violates Human Rights

The Proposal also would impose on our company the obligation to conduct “due diligence” “throughout the company’s value chain” and “operating environments,” and to identify actual and potential human rights violations. Proponent, however, is not interested in legitimate risk assessment. Proponent’s demand for human rights due diligence is a mere pretext designed to force our company to agree to its premise; that the lawful, private ownership of firearms is an inherent harm to society to be remediated or eliminated.

Proponent seeks not diligence, but affirmation of conclusions it has already reached. Under the UNGP, due diligence is “[a]n ongoing risk management process . . . in order to identify, prevent, mitigate and account for how [a company] addresses its adverse human rights impacts.”21 But no such

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

process would be possible here because anti-gun activists such as Proponent already have judged manufacturers of firearms to be human rights violators who must pay “reparations.”22

Our objection to Proponent’s proposed “human rights due diligence process” should not be characterized or interpreted as a rejection of due diligence generally, which is a necessary and existing part of our management of the business. Whatever the value of due diligence in a legitimate risk management setting, there is no such value in what Proponent is proposing. The requirement to perform human rights due diligence is merely an avenue for Proponent and other activists to continue to raise an endless series of grievances and allegations that our company misidentified an issue or failed to identify or properly resolve an issue, just as they have done following our company’s issuance of its report on gun violence in February 2019 in response to Proponent’s last stockholder proposal.

Proponent Continues to Mislead Stockholders as to the True Purpose and Effect of Their Resolution

Proponent owns just 200 shares of our common stock, the minimum required in order to represent a group of activists who have clearly stated their anti-gun position and their role as lead spokesperson for the Interfaith Center on Corporate Responsibility, or ICCR.23 ICCR created the “Investor Statement on Gun Violence,” which seeks to impose gun control measures, including outright gun bans, through stockholder action.24 Proponent has chosen this method of political lobbying because it has failed at legislative attempts to advance its anti-gun policies.

In 2018, Proponent submitted a stockholder resolution that purported to address the potential “reputational harm” to us arising from violence committed with the misuse of firearms. Proponent misleadingly stated that it was not asking “the company to endorse a gun control regulatory or policy agenda.”25 Proponent claimed that it sought a report to evaluate this supposed reputational harm. We not only produced and published the report, but we also engaged a leading social media firm to monitor, for the ensuing 12-month period, the alleged risks identified by Proponent. Even ICCR admitted that the report satisfied the shareholder proposal.26

Less than two months after publication of our report, Proponent submitted the current Proposal seeking our adoption of a vague and amorphous human rights policy. It did so without waiting for the results of our monitoring initiative, which was implemented at substantial cost to our stockholders to evaluate the very issues raised last year by Proponent so that stockholders could make informed decisions on those issues. Proponent now is seeking exactly what it disclaimed a year ago—endorsement of a gun control and gun ban agenda, through the adoption of a “human rights policy”.

In sum, the Resolution is an attempt by anti-gun activists such as Proponent to frame gun control as a “human rights” issue in order to use “international human rights law as a counterweight to Americans’ constitutional right to keep and bear arms . . . .”27 It is an overreaching, vague, and open-ended demand that we materially reduce and/or eliminate entirely a substantial component of our business operations, and that we abandon our customers and the fundamental right of private citizens to legally own firearms, conferred by the Second Amendment in 1791 and validated by the Unites States Supreme Court ever since. Purely to advance its political agenda, Proponent would have us voluntarily assume the risk of unlimited financial and legal liability associated with isolated incidents involving the misuse of our products by unrelated third parties and incur substantial monitoring and compliance costs that do not serve the interests of our stockholders and customers. For these reasons, the Board of Directors recommends a vote “AGAINST” Proponent’s Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

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PROPOSAL FOUR – STOCKHOLDER PROPOSAL

[1]	https://www.business-humanrights.org/en/un-guiding-principles (section 13)
[2]	https://www.business-humantrights.org/en/un-guiding-principles (section 15a)
[3]	https://www.business-humanrights.org/en/company-policy-statements-on-human-rights
[4]	https://shareholdersandinvestors.bbva.com/wp-content/uploads/2018/02/Commitment-to-Human-Rights.pdf
[5]

Lois Beckett, ‘A Human Rights Crisis’: US Accused of Failing to Protect Citizens from Gun Violence, The Guardian (Sept. 12, 2018), https://www.theguardian.com/us-news/2018/sep/12/us-gun-control-human-rights-amnesty-international.

[6]	Amnesty International, In the Line of Fire: Human Rights and the U.S. Gun Violence Crisis, at 155, https://www.amnesty.org.nz/sites/default/files/Gun%20Report%20Full_9.pdf.
[7]	Id. at 28.
[8]

International Action Network on Small Arms (IANSA), Civil Society Advocacy Guide: Implementation of the UN Program of Action (PoA) on Small Arms and Light Weapons (2017), at 6, https://docs.wixstatic.com/ugd/bb4a5b_25739bf94e2a44b4ab22b0212e7f19c9.pdf.

[9]	IANSA at 3.
[10]	Tina Kempin Reuter, Human Rights and Guns, U. of Ala.-Birmingham Inst. for Human Rights (May 22, 2018), https://cas.uab.edu/humanrights/2018/05/22/human-rights-and-guns/ (emphasis added).
[11]	Id. (emphasis added).
[12]

See Adam Fletcher, What does Human Rights Law say about Gun Control?, Castan Centre for Human Rights Law (blog) (Mar. 16, 2016), https://castancentre.com/2016/03/16/what-does-human-rights-law-say-about-gun-control/ .

[13]	“Pennsylvania Assembly: Reply to the Governor, 11 November 1755,” Founders Online, National Archives, https://founders.archives.gov/documents/Franklin/01-06-02-0107.
[14]	See Fletcher, supra.
[15]	3 Joseph Story, Commentaries on the Constitution of the United States § 1890, at 746 (Boston, Hilliard, Gray & Col. 1833).
[16]

UN Human Rights Council, The Corporate Responsibility to Respect Human Rights: An Interpretive Guide, at 9, U.N. Doc HR/PUB/12/2 (2012), https://www.ohchr.org/Documents/Publications/HR.PUB.12.2_En.pdf (“UN Interpretive Guide”).

[17]	Id. at 7, 15.
[18]	Gun Violence – Key Facts, Amnesty International, https://www.amnesty.org/en/what-we-do/arms-control/gun-violence/ (last visited Jul. 17, 2019).
[19]

See UN Interpretive Guide at 7, 9, 15; UN Human Rights Council, Guiding Principles on Business and Human Rights: Implementing the United Nations “Protect, Respect, Remedy Framework,” at 14, U.N. Doc A/HRC/17/31 (2011), https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf (“UNGP”).

[20]

Timothy M. Smith, Quantifying the Social Costs of Firearms: A New Approach to Gun Control, The Conversation (Jul. 12, 2016), http://theconversation.com/quantifying-the-social-cost-of-firearms-a-new-approach-to-gun-control-62148 .

[21]

Shift and Mazars LLP, UN Guiding Principles Reporting Framework with Interpretation Guidance, at 110 (2015), https://www.ungpreporting.org/wp-content/uploads/UNGPReportingFramework_withguidance2017.pdf (emphasis added).

[22]

Amnesty International, Scars of Survival: Gun Violence and Barriers to Reparation in the USA, at 20 (2019), https://www.amnestyusa.org/wp-content/uploads/2019/07/Scars-of-survival.pdf; In the Line of Fire at 33.

[23]

Ryan Lindsey, Local Activists Buy ‘Gun Stock’ To Hold Former Smith & Wesson Company Accountable To Community, WNPR (Sept. 25, 2018), https://www.wnpr.org/post/local-activists-buy-gun-stock-hold-former-smith-wesson-company-accountable-community.

[24]	Investor Statement on Gun Violence, Interfaith Center on Corporate Responsibility, https://www.iccr.org/investor-statement-gun-violence (last visited Jul. 17, 2019).
[25]

Intercommunity Peace & Justice Center, Northwest Coalition for Responsible Investment, Notice of Exempt Solicitation, https://www.sec.gov/Archives/edgar/data/1092796/000121465918005657/d820180px14a6g.htm.

[26]	Investor Action on Gun Violence, Interfaith Center on Corporate Responsibility, https://www.iccr.org/our-issues/human-rights/investor-action-gun-violence (last visited Jul. 17, 2019).
[27]	Beckett, supra.

78	2019 Proxy Statement

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2020 Annual Meeting Pursuant to SEC Rule 14a-8

If any stockholder intends to present a proposal (other than for director nominations) for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders, such proposal must comply with all of the procedural and substantive requirements of SEC Rule 14a-8 under the Exchange Act and must be submitted in writing and received by us at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary, not less than 120 calendar days prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2019 Annual Meeting of Stockholders, unless the date of our 2020 Annual Meeting of Stockholders shall have been accelerated or delayed by more than 30 days from September 24, 2020, in which case the deadline for submission of the stockholder proposal is a reasonable time before we begin to print and disseminate our definitive proxy materials. Any proposal and supporting statement submitted by a stockholder pursuant to SEC Rule 14a-8 for inclusion in our proxy statement may not exceed an aggregate of 500 words.

Deadline for the Submission by Stockholders of Company Director Nominations and Other Business Proposals Not for Inclusion in Our Proxy Statement for Our 2020 Annual Meeting

Our bylaws require that any stockholder desiring to nominate one or more persons for election to our Board of Directors, or to propose other business not for inclusion in our proxy statement pursuant to SEC Rule 14a-8, in each case for consideration and a vote at our 2020 Annual Meeting of Stockholders must give timely written notice of such nomination or other business proposal by delivery thereof to us at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on June 26, 2020 (i.e., the 90th day prior to the first anniversary of our 2019 Annual Meeting of Stockholders), nor earlier than the close of business on May 27, 2020 (i.e., the 120th day prior to the first anniversary of our 2019 Annual Meeting of Stockholders), unless the date of our 2020 Annual Meeting of Stockholders is held earlier than August 25, 2020 (i.e., more than 30 days prior to the first anniversary of our 2019 Annual Meeting of Stockholders) or later than December 3, 2020 (i.e., more than 70 days after the first anniversary of our 2019 Annual Meeting of Stockholders), in which case the notice must be so delivered to us not earlier than the close of business on the 120th day prior to our 2020 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2020 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2020 Annual Meeting of Stockholders is first made by us. The foregoing 30-day submission period and corresponding time limits also apply in determining whether notice is timely for purposes of applicable SEC rules relating to our exercise of discretionary voting authority.

Deadline and Requirements for the Submission by Stockholders of Company Director Nominations for Inclusion in Our Proxy Statement for Our 2020 Annual Meeting Pursuant to Our Proxy Access Bylaw

Our bylaws permit any eligible stockholder, or any group comprised of up to 20 eligible stockholders, who has beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit to us director nominations for inclusion in our proxy materials. The maximum number of [qualified] director-nominees which may be submitted by stockholders for inclusion and included in our proxy materials pursuant to such bylaw (commonly referred to as “proxy access”) is the greater of (i) two or (ii) 20% of the total number of directors then serving in office at the deadline for proxy access nominations (rounded down to the nearest whole number). Any eligible stockholder desiring to nominate a qualified director for our 2020 Annual Meeting of Stockholders

2019 Proxy Statement	79

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

pursuant to our proxy access bylaw must give timely written notice of the nomination by delivery thereof to us at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on April 18, 2020 (i.e., the 120th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2019 Annual Meeting of Stockholders), nor earlier than the close of business on March 19, 2020 (i.e., the 150th day prior to the anniversary of the date our definitive proxy statement was first released to stockholders in connection with our 2019 Annual Meeting of Stockholders), unless the date of our 2020 Annual Meeting of Stockholders is held earlier than August 25, 2020 (i.e., more than 30 days prior to the first anniversary of our 2019 Annual Meeting of Stockholders) or later than November 23, 2020 (i.e., more than 60 days after the first anniversary of our 2019 Annual Meeting of Stockholders), in which case the notice must be so delivered not earlier than the close of business on the 120th day prior to our 2020 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2020 Annual Meeting of Stockholders or (ii) the 10th day after the date on which a public announcement of the date of our 2020 Annual Meeting of Stockholders is first made by us. Our bylaws also provide that a stockholder is not eligible to submit a director nomination pursuant to our proxy access bylaw, and an individual is not qualified to be a director nominee pursuant to our proxy access bylaw, if such stockholder or individual, as the case may be, at any time during the three years prior to the date of such notice of nomination or our 2020 Annual Meeting of Stockholders, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign, or other process seeking to (i) advance an agenda not directly related the enhancement of stockholder value or (ii) restrict, eliminate, or declare unlawful any business or operation of our company or any of our subsidiaries that has generated revenue, positive earnings, and/or net income in our 2019 fiscal year.

Important Stockholder Notice Requirements

In addition to the foregoing requirements, in the case of stockholder proposals not made pursuant to SEC Rule 14a-8 and in the case of stockholder nominations of directors pursuant to our proxy access bylaw, our bylaws require a stockholder’s written notice of a director nomination or the proposal of other business, as applicable, to contain, among other things:

•	the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given;

•	the class and number of shares owned beneficially and of record by the stockholder and any beneficial owner;

•

whether and the extent to which hedging and other transaction(s) have been entered into by or on behalf of the stockholder or any beneficial owner (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or increase the voting power of such stockholder or any such beneficial owner) and a general description of such activity; and

•

whether and the extent to which the stockholder or any beneficial owner has any significant equity interest in a competitor or any direct or indirect pecuniary interest in any material contract with a competitor and a general description of such equity or pecuniary interest.

For director nominations made by stockholders, our bylaws also require a stockholder’s written notice thereof to contain, among other things, with respect to each proposed director nominee:

•	the name, age, business, and residence address of the proposed nominee;

80	2019 Proxy Statement

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

•	the proposed nominee’s consent to being named in the proxy statement as a nominee to serve as a director if elected;

•

a description of all compensation and other material monetary agreements, arrangements, and understandings entered into by or on behalf of the stockholder or any beneficial owner, on the one hand, and the proposed nominee, on the other hand;

•	any other information relating to the proposed nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act; and

•

with respect to a proxy access bylaw nomination, a copy of the Schedule 14N filed with the SEC pursuant to Rule 14a-18 under the Exchange Act (including the details of any relationship not disclosed in the Schedule 14N that would have been described pursuant to Item 6(e) thereof if it existed on the date of submission thereof).

We may also require a proposed nominee to furnish other information (in the form of questionnaires and otherwise) to determine the eligibility of such proposed nominee to serve as one of our directors.

For stockholder proposals other than director nominations, our bylaws further require a stockholder’s written notice thereof to contain, among other things, a brief description of the business (including the text of the proposed business proposal), the reasons for bringing such business at the annual meeting, and whether and the extent to which the stockholder or any beneficial owner has any material interest in such business proposal and a general description of such material interest.

Prior to making any submission to us, we encourage our stockholders to carefully review, as applicable, the full text of SEC Rule 14a-8 and the full text of our bylaws for additional requirements to nominate a person for election to our Board of Directors (including information regarding proxy access eligibility, procedural and disclosure requirements, and other relevant requirements to nominate directors) or to submit a proposal for other business at the annual meeting.

2019 Proxy Statement	81

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

82	2019 Proxy Statement

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

2019 Proxy Statement	83

APPENDIX A    AOBC REPORT ISSUED ON FEBRUARY 8, 2019 IN RESPONSE TO 2018 STOCKHOLDER PROPOSAL

In 2018, the Sisters of the Holy Names of Jesus and Mary, a stockholder that purchased the bare minimum 200 shares of our common stock, and other co-sponsors, or Proponent, filed a proposed resolution, or the Resolution, addressing the issue of gun-related violence. According to the Resolution, Proponent’s objective was to compel our company “to assess all options for decreasing the societal impact of gun violence and mitigate the financial and reputational risks for the company.”

The Resolution requested that we produce, at “reasonable expense and excluding proprietary information,” a report that included three things:

•	Evidence of monitoring of violent events associated with products produced by the company.

•	Efforts underway to research and produce safer guns and gun products.

•	Assessment of the corporate reputational and financial risks related to gun violence in the U.S.

We included the proposal in our definitive proxy materials for our annual meeting of stockholders held on September 25, 2018. A majority of stockholders voting, representing only 28% of our outstanding shares, approved the Resolution by a 2.5% margin.

Despite serious reservations regarding Proponent’s motive, particularly in light of Proponent’s stated purpose elsewhere that they were pursuing what most would call an anti-gun agenda, we immediately began preparing the report. We committed to doing so on a timely basis, declining Proponent’s offer for additional time in which to prepare the report.

On February 8, 2019, we published our report entitled “Shareholder Requested Report on Product Safety Measures and Monitoring of Industry Trends,” or the Report. The Report is posted on our website at www.aob.com. In the Report, we did the following:

•	Explained that we had retained a leading independent media firm to conduct retrospective monitoring of the risks presented by Proponent and that the media firm would continue to monitor those risks.

•	Explained the reasons why “smart gun” technology was unlikely to be a viable market opportunity.

•	Explained how our diversification mitigated risk.

The response to the Report by our stockholders, customers, and media was overwhelmingly positive. As explained more fully below, we believe we were fully responsive and that the Report addressed the issues raised in the Resolution.

History of Stockholder Engagement on the Issues Presented in the Report

Contrary to Proponent’s suggestions, industry risk related to violence committed with guns generally, as well as risk related to activists seeking to capitalize on such violence to impose a gun control agenda, is something that is an integral part of managing a firearms company. Toward that end, we regularly engage with many stakeholders for the purpose of identifying real risk and appropriate risk mitigation actions. We engaged with representatives of stockholders holding approximately 21% of our outstanding shares, both before and after our 2018 Annual Meeting of Stockholders. We also engaged with our largest stockholders to discuss the Report subsequent to its issuance. Many of these calls were conducted by the independent Chairman of our Board and members of our executive management team.

2019 Proxy Statement	A-1

APPENDIX A

We also engaged with Proponent to better understand the undefined parameters of the Resolution. This engagement was particularly important because the Resolution suggested that we take unlimited responsibility for all the alleged harm that could be attributed to firearms. Our engagement with Proponent also sought to conform the statements in Proponent’s filings in support of the Resolution that it did not seek to impose an anti-gun agenda with its public statements elsewhere that were in pursuit of an anti-gun agenda.

Despite this engagement, Proponent was either unwilling or unable to provide any adequate explanation as to the scope of Proponent’s undefined demands, particularly the insistence that the fundamental obligations of our company were rooted in the United Nations Guiding Principles on Human Rights. See Notice of Exempt Solicitation, “Rationale for Voting in Favor of the American Outdoor Brands Company Shareholder Proposal Number 4 on Gun Safety,” filed with the SEC on August 22, 2018. We found Proponent’s responses to our engagement to be largely unhelpful, leaving the clear impression that the Resolution was in pursuit of an unstated agenda, one more in line with Proponent’s publicly stated anti-gun positions made outside of our annual stockholder meeting than the purported reputational risks Proponent claimed was their concern in communications to our stockholders. Section B of Appendix B of the Report provides additional details on Proponent’s evasiveness during this engagement.

In many of our communications with stockholders, the issue that repeatedly came up was that the Resolution sought nothing more than the publication of a report. Our position was that given Proponent’s preference for United Nation’s statements of liability over U.S. law and the Constitution, it was inevitable that the Report merely would be the first step in pursuit of Proponent’s publicly stated anti-gun agenda. Unfortunately, Proponent proved our concerns well founded when it filed a new stockholder proposal, this time requiring us to voluntarily give up our rights under U.S. law and replace those rights with extensive liability pursuant to United Nations principles, through the vehicle of a benign sounding “human rights” policy.

AOBC’s Engagement of a Leading Independent Media Firm to Conduct Ongoing Monitoring of Reputational Risk

Stripped to its core, Proponent sought to make the demands in the Resolution sound reasonable by making potential reputational risk to our company the foundation for the gun control proposals Proponent sought. We did not reject the idea that the activities of anti-gun activists could create reputational risk for our company. To the contrary, we decided to address this issue directly by reviewing such risk both historically and prospectively.

The initial monitoring by a leading independent media firm consisted of a 12-month retrospective study and the initial data demonstrated that the conversation around firearm-related violence in the United States is largely an unbranded conversation, with Smith & Wesson brands accounting for less than 1% of all monitored media mentions related to firearms and crime. Thus, the results of the initial monitoring program demonstrated that the data serves no useful purpose in addressing the issues raised by Proponent. Nonetheless, while the media firm concluded that data integrity and reporting issues make it unlikely that brand specific information could be useful in analyzing risk assessment and mitigation, we committed to continue monitoring for at least one year to test these initial results. The details of our monitoring efforts are contained in Section IV of the Report.

Although monitoring was a key component of the Resolution, Proponent has now presented a new resolution with far more substantive, and possibly crippling, obligations without even waiting to learn the results of the monitoring. Such precipitous action by Proponent further suggests that the concerns raised by us in Appendix B of the Report were well founded.

A-2	2019 Proxy Statement

APPENDIX A

A Word on Safer Firearms and Firearm Products

The second prong of the Resolution requested that we report on current efforts to research and produce safer firearms, in reality “Smart Guns.” The core of this issue is that Proponent, a self-acknowledged social justice group focused primarily on doing what they view as good works, www.snjm.org/en/; https://www.globalsistersreport.org/column/horizons/equality/build-nonviolent-future-act-now-56256, simply disagrees with the entire firearm industry and their customers as to what is a viable and marketable firearm product. In other words, Proponent, which has no business or market experience, would substitute their judgment for that of those in the industry.

To state Proponent’s position is to demonstrate its flaws. Proponent suggests that despite the existence of extensive capital for development of smart guns and the actual investment in the development of smart guns by various companies, all of these companies somehow have no interest in making a profit selling smart guns. While we respect Proponent’s efforts to what it views as doing good works, we suggest that its judgment is influenced by its broader social justice agenda, and not any rational business reasons. Nonetheless, in the Report, we committed to continue to regularly assess the market for “smart gun” technology, which will allow us to move quickly if, in our reasonable judgment, such technology ever becomes reliable and there is sufficient customer demand to afford a reasonable return on the projected cost of development.

Assessment of the Corporate Reputational and Financial Risks Related to Gun Violence in the United States

The last prong of the Resolution asked us to assess the corporate reputational and financial risks associated with gun violence. We provided in our Report a comprehensive discussion of the risks associated with the firearm industry, the misuse of firearms, gun violence, and the mitigation of those risks. We described in detail the risks inherent in our industry in general and our company in particular and pointed out that our industry is uniquely situated because of the well-known risk that a substantial and organized opposition, such as Proponent, seeks to ban the private ownership of firearms.

Possibly the greatest disconnect between Proponent and stockholders who seek an investment in our company is the complete failure to accept the existence of any risks other than those that they have identified. In the Report, we explained some additional risks, including the fact that the gun control agenda that Proponent favors would create the greatest reputational and financial risks to our company and its stockholders. As we pointed out, our reputation among defenders of the Second Amendment is essential to protecting our marketplace position and significantly more important than spending resources to win over detractors such as Proponent. Proponent has been dismissive of these very real risks, claiming to know better than industry experts the views of the gun owners to whom Proponent’s interests are openly hostile.

Lastly, the Report explained how risk is being mitigated in a way that does not threaten to undermine our core firearms business through our diversification into outdoor products and accessories, a long-standing and effective risk mitigation strategy that Proponent does not acknowledge or address. That market, ranging from $30 to $35 billion annually, offers significant growth opportunities while also mitigating the risks associated with a focus on any single product line or division. Proponent simply has rejected this measured and balanced approach.

The comprehensive Report we issued in February 2019 was prepared within the requested time frame, posted on our website, responded fully to the issues raised in the Resolution, prepared in good faith after extensive engagement with many of our stockholders, and addressed in detail the three components of the Resolution, including an ongoing media monitoring program designed to address in the future the issues raised by the Resolution. For these reasons, the Report fulfilled our responsibilities to our stockholders.

2019 Proxy Statement	A-3

APPENDIX B

APPENDIX B    ADJUSTED EBITDAS

Adjusted EBITDAS, as used in the Proxy Statement and our 2019 Executive Annual Cash Incentive Program, is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (“GAAP”). While we believe that this measure is useful in evaluating our performance and for purposes of determining annual cash incentive, investors should not consider it to be a substitute for financial measures prepared in accordance with GAAP. In addition, this financial measure may differ from similarly titled financial measures used by other companies and does not necessarily provide a comparable view of our performance relative to other companies in similar industries.

The table below shows for fiscal years 2019 and 2018 the reconciliation of our GAAP net income as reported in our Annual Reports on Form 10-K to non-GAAP Adjusted EBITDAS.

AMERICAN OUTDOOR BRANDS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDAS

(in thousands)

(Unaudited)

	For the Years Ended
	April 30, 2019	April 30, 2018
GAAP net income	$18,410	$20,128
Interest expense	9,790	11,092
Income tax expense/(benefit)	10,328	(2,511)
Depreciation and amortization	52,770	50,970
Stock-based compensation expense	7,992	7,816
Diode Recall	–	1,666
Impairment of long-lived tangible assets	10,396	–
Fair value inventory step-up	454	500
Debt extinguishment costs	–	226
Acquisition-related costs	28	769
Transition costs	1,185	439
Change in contingent consideration	(60)	(1,640)

Non-GAAP Adjusted EBITDAS	$111,293	$89,455

2019 Proxy Statement	B-1

AMERICAN OUTDOOR BRANDS CORPORATION 2100 ROOSEVELT AVENUE

SPRINGFIELD, MA 01104

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AOBC2019

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83439-P27647

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN OUTDOOR BRANDS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. PROPOSAL 1: ELECTION OF DIRECTORS:

To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified:

Nominees:

01) Barry M. Monheit 06) Gregory J. Gluchowski, Jr. 02) Robert L. Scott 07) Michael F. Golden 03) Anita D. Britt 08) Mitchell A. Saltz 04) P. James Debney 09) I. Marie Wadecki 05) John B. Furman

The Board of Directors recommends you vote FOR the following proposals:

2. PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2019 (“say-on-pay”).

3. PROPOSAL 3: To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2020.

For address changes and/or comments, please check this box and write them on the back where indicated.

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For All Withhold All Except For All

For Against Abstain

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote AGAINST the following proposal:

4. PROPOSAL 4: A stockholder proposal, if properly presented at the meeting.

and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors, FOR proposals 2 and 3, and AGAINST proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For Against Abstain

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E83440-P27647

AMERICAN OUTDOOR BRANDS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2019 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 24, 2019

The undersigned stockholder of AMERICAN OUTDOOR BRANDS CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 16, 2019, and hereby appoints P. James Debney and Jeffrey D. Buchanan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of the Company, to be held on Tuesday, September 24, 2019, at 12:00 p.m., Eastern Time, online at www.virtualshareholdermeeting.com/AOBC2019 and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; AGAINST the stockholder proposal; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2020, AND AGAINST THE STOCKHOLDER PROPOSAL.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.